EXHIBIT 2.1

____________________

EQUITY AND ASSET PURCHASE AGREEMENT

____________________

by and between

SEARS HOMETOWN AND OUTLET STORES, INC.,

FRANCHISE GROUP NEWCO S, LLC

and

solely for purposes of Section 10.17,
LIBERTY TAX, INC.

Dated as of August 27, 2019

TABLE OF CONTENTS

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EXHIBITS

Exhibit A   Form of Assignment and Assumption Agreement

Exhibit B   Form of Transfer Instrument

SCHEDULES

Schedule I   Purchased Assets

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EQUITY AND ASSET PURCHASE AGREEMENT

This EQUITY AND ASSET PURCHASE AGREEMENT, dated as of August 27, 2019 (this “Agreement”), has been entered into by and between Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Seller”), Franchise Group Newco S, LLC, a Delaware limited liability company (the “Purchaser”), and, solely for purposes of Section 10.17, Liberty Tax, Inc., a Delaware corporation (“Parent” and, together with the Seller and the Purchaser, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, the Seller intends to sell the businesses of the Seller’s Sears Outlet segment and Buddy’s Home Furnishings Stores, each as described in the Seller’s annual report on Form 10-K for the fiscal year ended February 2, 2019 (collectively, as conducted as of the date hereof and as of the Closing, the “Business”), to the Purchaser, and the Purchaser intends to purchase and acquire the Business from the Seller, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser and Transform Holdco LLC, a Delaware limited liability company (“Transform”), are entering into a Consent Agreement (the “Consent Agreement”) pursuant to which, among other things, Transform has agreed to the assignment to the Purchaser, one or more Subsidiaries of the Purchaser or one or more of the Transferred Entities (as defined below) of the rights and obligations of the Seller and its Subsidiaries (other than the Transferred Entities) under the Transform Contracts (as defined below) to the extent relating to the Business and certain amendments to the duration of the term of certain Transform Contracts (and services provided thereunder), in each case, effective as of the Closing and in accordance with the terms of the Consent Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and Transform are entering into a letter agreement (the “Letter Agreement”) providing, among other things, that this Agreement shall be deemed to satisfy the Outlet Sale Requirements under the Merger Agreement (each as defined below) for all purposes under the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1            Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meaning:

“ABL Facility” means the Amended and Restated Credit Agreement, dated November 1, 2016, among Sears Authorized Hometown Stores, LLC, the other borrowers and guarantors party thereto, and Bank of America, N.A., as administrative agent and collateral agent, as amended on May 3, 2019.

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“Accounting Principles” means the principles applied in the preparation of the Audited Financial Statements and the Interim Financial Statements; provided, however, that in the event of any conflict between such principles and GAAP, GAAP shall control; provided, further, that in the event of any conflict between the principles applied in the preparation of the Audited Financial Statements, on the one hand, and the principles applied in the preparation of the Interim Financial Statements, on the other hand, the principles applied in the preparation of the Audited Financial Statements shall control.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution, acquisition or other transaction which involves any purchase of at least 25% of the assets of the Business (including the Transferred Entities and the Purchased Assets), taken as a whole, or any capital stock or other equity interests of any of the Transferred Entities, other than the transactions contemplated by this Agreement and the Merger Agreement.

“Action” means any claim, litigation, counterclaim, action, cause of action, complaint, charge, dispute, allegation, audit, arbitration, mediation, hearing, demand, suit, inquiry, examination, proceeding or investigation of any kind by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise. For purposes of this Agreement and any Ancillary Agreement, and notwithstanding anything to the contrary herein, (a) none of the Seller or any of its Subsidiaries shall be considered to be an Affiliate of any ESL Person and no ESL Person shall be considered to be an Affiliate of the Seller or any of its Subsidiaries and (b) no Liberty Equityholder shall be considered to be an Affiliate of Parent or any of its Subsidiaries and none of Parent of any of its Subsidiaries shall be considered to be an Affiliate of any Liberty Equityholder.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Transfer Instruments, the Transition Services Agreement and any other agreements, documents, instruments and certificates that are to be delivered by any Party or its Affiliates or entered into between or among the Parties or any of their respective Affiliates, in each case, pursuant to this Agreement.

“Assignment and Assumption Agreement” means the Bill of Sale and Assumption Agreement to be executed by the Parties at the Closing, substantially in the form of Exhibit A.

“Business” has the meaning set forth in the Recitals to this Agreement.

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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Employee” means (a) as of the date of this Agreement, each individual listed on the Business Employee List, and (b) at any time after the date of this Agreement and through and including the Closing Date, (i) any individual identified on the Business Employee List who remains employed or engaged by the Seller or any of its Affiliates as of such date and (ii) any other individual hired by the Transferred Entities after the date hereof to fill a vacant position with respect to the Business in a manner compliant with Section 5.1(c)(iv) who remains employed or engaged by the Seller or any of its Affiliates as of such date; provided that, with respect to the representations set forth in Article III (other than Section 3.19(a)), each reference to Business Employee therein shall mean (x) each current and former employee of a Transferred Entity, (y) each Business Executive, and (z) each other individual who is actively providing services to the Seller or any of its Subsidiaries (other than the Transferred Entities) and whose service is primarily dedicated to the Business.

“Business Employee List” means the letter provided by the Seller to the Purchaser simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of (a) each Business Executive other than the Excluded Business Executive, (b) each individual who is employed by a Transferred Entity and (c) each individual who is actively providing services to the Seller or any of its Subsidiaries (other than the Transferred Entities) and whose service is primarily dedicated to the Business, together with such individual’s title or position, leave status, employing entity, work location, full-time or part-time status, accrued vacation, dates of service, years of credit service, current rate of hourly wage or salary, annual target cash bonus opportunity and any other compensatory entitlements.

“Business Executives” means Will Powell, E.J. Bird, Michael A. Gray, Charles J. Hansen and Lauri Joffe-Turjemon.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, “single-trigger” severance payments and other employee related change of control payments payable by the Seller or any of its Affiliates or any of the Transferred Entities as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith calculated (with respect to each applicable employee) as if, prior to the receipt of the applicable payment, such employee had previously received compensation from the Transferred Entities equal to such employee’s annual base salary for such year) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, and, in each case, that is not disclosed on Section 3.18 of the Disclosure Schedule. For the avoidance of doubt, Change in Control Payments shall not include any amounts payable pursuant to Section 2.05(d) of the Merger Agreement or in respect of any of the restricted stock unit awards, long-term incentive plan awards or annual incentive plan awards covered by Section 2.05(d) of the Merger Agreement.

“Closing Net Working Capital” means, as of the Closing, the aggregate amount (which may be a positive or negative number) of the current assets included in the Purchased Assets minus the aggregate amount of the current liabilities included in the Assumed Liabilities, in each case, using the same line items set forth in Section 1.1(a) of the Disclosure Schedule and determined in accordance with GAAP applied consistently with the Accounting Principles.

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“Code” means the Internal Revenue Code of 1986.

“Company Employee Plan” means (i) each Employee Plan that is solely sponsored, maintained, or contributed to or required to be contributed to, by the Transferred Entities or pursuant to which the Purchaser or any of its Affiliates (including the Transferred Entities) will have any current or potential Liability from and after the Closing, and (ii) each Assumed Plan.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Regulatory Law, in each case, required to permit the consummation of the transactions contemplated by this Agreement without breach or violation of any Law, Governmental Order or Contract.

“Contract” means any contract, agreement, instrument, license, sublicense, mortgage, bond, guaranty, loan or credit agreement, purchase order, lease, sublease, sales or purchase order, obligation, promise, commitment or undertaking, in each case, whether written or oral, which is legally binding, and including any amendment, restatement, supplement or modification thereto or therefor.

“Credit Agreements” means the ABL Facility and the Term Loan.

“Cured Default Waiver” has the meaning given to such term in the Merger Agreement.

“Data Protection Laws” means all applicable laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America and elsewhere in the world.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Seller Privacy Policies; (iii) terms of any Contracts relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data; and (iv) the Payment Card Industry Data Security Standards.

“Debt Financing Sources” means the Lenders, including the parties to any joinder agreements to the Debt Commitment Letters or relating thereto, together with their respective Affiliates, officers, directors, employees, agents, equity holders and representatives and their respective successors and assigns.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“D&O Insurance” means the six-year prepaid “tail policy” in respect of directors’ and officers’ liability insurance and fiduciary liability insurance to be purchased by the Seller prior to the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms thereof.

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“D&O Insurance Cost” means an amount equal to 50% of the cost of the D&O Insurance.

“Effective Time” means 12:01 a.m. New York time on the Closing Date.

“Employee Costs Amount” means an amount equal to the sum of (i) the Executive Employee Cost plus (ii) the Transferred Employee Cost plus (iii) the D&O Insurance Cost.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), including each Multiemployer Plan, (ii) compensation, employment, individual consulting, collective bargaining, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit sharing, equity or equity based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and, in each case, that is sponsored, maintained, administered, contributed to, required to be contributed to, or entered into by the Seller or any of its Subsidiaries for the benefit of any current or former Business Employee, or under which the Seller or any of its Subsidiaries has any current or potential Liability in respect of any Business Employee or former employee who was primarily dedicated to the Business (or any covered dependent of any of the foregoing).

“Environmental Claim” means any Action by any Person and any order of any Governmental Authority alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law now or hereafter in effect relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials.

“Environmental Liability” means any Liability relating to, or arising out of, any Releases of Hazardous Materials or any violation of any Environmental Law or Environmental Permit.

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“Environmental Permit” means any Permit required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” means all of the limited liability company interests in the Transferred Entities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a specified Person, any other Person that is (a) a member of a controlled group with such specified Person for purposes of Section 414(b) of the Code, (b) under common control with such specified Person for purposes of Section 414(c) of the Code, (c) part of an affiliated service group with such Person for purposes of Section 414(m) of the Code or (d) part of a group with such specified Person described in Section 414(o) of the Code or 4001(b)(1) of ERISA, or that is, or was at the relevant time, a member of the same “controlled group” as such specified Person or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“ESL Person” means any of ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert, Transform or any their respective Subsidiaries, other than the Seller and its Subsidiaries.

“Excluded Business Executive” means the individual identified on Section 1.1(c) of the Disclosure Schedule.

“Excluded Employee Plan” means (i) the Seller DC Plan, (ii) each Employee Plan to the extent that it is insured, (iii) each Employee Plan that provides equity or equity-based compensation and (iv) each Employee Plan pursuant to which the compensation relating to any of the Executive Employee Costs or Transferred Employee Costs are paid or payable.

“Excluded HR Liabilities” means any and all Liabilities (i) incurred pursuant to, or arising from or in connection with, any Excluded Employee Plan, whether prior to, on or after the Closing (except for Liabilities with respect to the rollover of account balances from the Seller DC Plan to the Purchaser DC Plan pursuant to Article VI below for any period following the applicable rollover), (ii) in respect of or relating to any current or former employee or other service provider of the Seller or any of its Subsidiaries (other than Business Employees, former employees of the Transferred Entities or former employees or other service providers of the Seller or any of its Subsidiaries whose service was primarily dedicated to the Business in respect of their service to the Business) in respect of any period, whether prior to, on or following the Closing, (iii) in respect of any Change in Control Payments (other than Change in Control Payments payable by any of the Transferred Entities), (iv) in respect of any amounts payable pursuant to Section 2.05(d) of the Merger Agreement or any of the restricted stock unit awards, long-term incentive plan awards or annual incentive plan awards covered by Section 2.05(d) of the Merger Agreement, (v) claims or other Liabilities arising from, or in connection with, the employment or service of the Delayed Transfer Executive in respect of the period between the Closing and the date the Delayed Transfer Executive becomes a Transferred Employee other than any amounts payable in respect of such service by the Purchaser or its Affiliates pursuant to the Transition Services Agreement, (vi) in respect of any Inactive Offeree Employee who has not returned to active employment prior to his or her Last Reinstatement Date, in respect of any period after such Inactive Offeree Employee's Last Reinstatement Date, and in respect of any Inactive Offeree Employee who returns to active employment prior to the Last Reinstatement Date but who does not accept the Purchaser’s offer of employment pursuant to Section 6.2(b), in respect of any period from and after the earlier of the date on which such offer is rejected or the date on which such offer by its terms expires, or (vii) in respect of or relating to the Excluded Business Executive.

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“Excluded Intellectual Property” means any Intellectual Property not included in the Purchased Intellectual Property, including the Seller Marks and the Retained Intellectual Property.

“Executive Employee Cost” means an amount equal to 50% of the aggregate of any payments, including the employer portion of any payroll Taxes due in connection with such payments, made or to be made to the Business Executives pursuant to Section 2.05(d) of the Merger Agreement and set forth on Section 3.18(i) of the Disclosure Schedule, which, for the avoidance of doubt, shall include 50% of the AIP Retention Bonus Amount payable to each such Business Executive.

“FDD” means the Franchisor’s franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents”, “FDDs”, or other pre-contractual information statements) prepared in accordance with the FTC Rule, or any applicable Franchise Law, and all variations of such forms which have been approved for use or used by the Franchisor in any country, state, province or jurisdiction requiring the filing and/or approval of any Franchise Agreement, franchise offering, and/or such franchise disclosure documents.

“Franchise” means any grant by the Franchisor to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise”, as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” means any Contract pursuant to which the Franchisor grants or has granted to any Franchisee a Franchise or the right or option (whether or not subject to certain qualifications or conditions) to acquire any Franchise, including any development agreements, multi-unit license or franchise agreements, master franchise agreements, and similar agreements that cover the development or franchising of Franchises within any area or the delegation of duties by the Franchisor with respect to its obligations as the Franchisor or otherwise under any such agreements.

“Franchise Law” means the FTC Rule and any other Law regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantors and distributors, including those laws that address unfair practices related to, or the default, termination, non-renewal or transfer of, franchises, dealerships and distributorships.

“Franchise System” means the franchise system of the Business as operated by Franchisor.

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“Franchisee” means a Person who is a party to a Franchise Agreement with the Franchisor with respect to the Business.

“Franchisor” means Sears Home Appliance Showrooms, LLC, a Delaware limited liability company.

“Fraud” means the actual and knowing misrepresentation of facts made with the intent to mislead or deceive with respect to the making of the representations and warranties set forth in Article III or Article IV, as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of Fraud in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, or any other similar fraud-based claim or similar theory.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles in the United States, excluding, for the purposes of this Agreement and any Ancillary Agreement, the effects of Accounting Standards Codification Topic 842 (Leases).

“Going Concern Waiver” has the meaning given to such term in the Merger Agreement.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, non-governmental self-regulatory, regulatory or administrative authority, organization, agency, authority or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award promulgated or entered by or with, or any settlement or other agreement under the jurisdiction of, any Governmental Authority.

“Hazardous Material” means any (a) chemical, material, waste or substance regulated or defined as hazardous, toxic, deleterious, radioactive, noxious or harmful, or as a contaminant or pollutant, pursuant to Environmental Law, and (b) petroleum and petroleum products, by-products, derivatives or wastes, asbestos or asbestos-containing materials or products, polychlorinated biphenyls or materials containing same, lead-based paints or fungus, mold or mycotoxin in quantities or concentrations that adversely affect human health or materially affect the value of the building(s) in which they are present.

“Headquarters Lease” means the real property lease between the Seller and Transform for the Seller’s corporate headquarters located at 5500 Trillium Blvd., Suite 501, Hoffman Estates, IL 60192.

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“Indebtedness” means, with respect to any Person as of any time, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment or termination premiums or penalties, breakage costs, or other unpaid similar costs, fees or expenses (if any) required to fully discharge such Person’s obligations in respect of (i) indebtedness for borrowed money, including overdrafts, of such Person as of such time, (ii) indebtedness evidenced by bonds, notes, debentures or similar instruments of such Person as of such time, and (iii) all letters of credit issued as of such time for the account of such Person to the extent drawn, (b) all obligations of such Person as of such time as lessee under leases that have been or should be, in accordance with GAAP as in effect as of the Closing Date, recorded as capital leases, (c) reimbursement and other obligations of such Person as of such time with respect to bankers’ acceptances, surety bonds, other financial guarantees that have been drawn or funded, in each case, to the extent payable if the applicable contract is terminated at such time (without duplication of other indebtedness supported or guaranteed thereby), (d) all obligations of such Person with respect to earn-out payments, installment payments, purchase price adjustments or other similar payments of deferred or contingent purchase price, (e) all obligations of such Person under all interest rate and currency swaps, caps, collars or similar agreements or hedging devices and (f) any guarantees of indebtedness or other obligations of the types described above under which such Person would be liable.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 8.3 and the Purchaser pursuant to Section 8.4, as the case may be.

“Information Statement” has the meaning given to such term in the Merger Agreement.

“Intellectual Property” means all intellectual property rights in the following, whether arising under the Laws of the United States or any other jurisdiction: (a) patents, patentable inventions, and patent applications, including continuations, continuations-in-part, extensions, reexaminations, divisionals and reissues; (b) Trademarks; (c) copyrights, including copyrights in computer software, works of authorship, and mask work rights; (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; (e) trade secrets, know-how, formulae, concepts, methods, techniques, processes, customer lists, mailing lists, and confidential and proprietary information; and (f) other intellectual property or proprietary rights.

“Investor” means Tributum, L.P., a Delaware limited partnership and Affiliate of Vintage Capital Management, LLC.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means computers, software, hardware, networks and network equipment, firmware, middleware, servers, workstations, appliances, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all documentation associated with any of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

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“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, choate or inchoate, or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Liberty Equityholder” means (i) any direct or indirect equity holder of Parent, (ii) except for Parent, any direct or indirect equity holder of Franchise Group New Holdco, LLC, a Delaware limited liability company, or (iii) except for Parent and its Subsidiaries, any Affiliate of any equity holder described in clauses (i) or (ii) of this definition.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien, proxy, option, voting trust, voting agreement, judgment, right of first offer, right of first refusal, preemptive right, charge, easement, collateral assignment or other encumbrance of any kind.

“Losses” means any losses, damages, Liabilities, Taxes, assessments, fines, costs, disbursements, fees, expenses, settlements, interest, awards, judgments, fines and penalties (including reasonable attorneys’, accountants’ and consultants’ fees and expenses) of any kind or nature.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, properties, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the Seller from consummating the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a), no state of facts, circumstance, condition, event, change, development, occurrence or effect shall, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a “Material Adverse Effect” to the extent it relates to, arises out of or results from any one or more of the following: (i) changes that generally affect the industries in which the Business operates; (ii) changes in economic, market, business, regulatory or political conditions generally in the United States, or in the global financial or securities markets generally (including interest rates, exchange rates and commodity prices) or in the financial markets of any such jurisdiction; (iii) changes in any Law; (iv) changes in GAAP; (v) natural disasters, acts of war (whether declared or undeclared), sabotage or terrorism, or an escalation or worsening thereof; (vi) except with respect to the representations and warranties set forth in Section 3.3, the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or the identity of the Purchaser as the purchaser of the Business, including any actions taken by competitors, customers or employees in connection therewith; or (vii) any action taken at the written request of the Purchaser under this Agreement or any action not taken solely because the Purchaser withheld, delayed or conditioned its consent under this Agreement; except in the case of the foregoing clauses (i), (ii), (iii), (iv) or (v), to the extent any such state of facts, event, circumstance, condition, event, change, development, occurrence or effect has a disproportionate effect on the Business, taken as a whole, relative to other participants operating in the same or similar businesses as the Business.

“Merger” has the meaning given to such term in the Merger Agreement.

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“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 1, 2019, by and among the Seller, Transform and Transform Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Transform, as is in effect as of the date hereof, as amended and supplemented by the Letter Agreement and any other amendments from time that are not adverse to the Purchaser or its Subsidiaries or the Business.

“Multiemployer Plan” means each “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Neutral Accounting Firm” means Deloitte & Touche LLP or such other internationally recognized public accounting firm to be mutually agreed by the Seller and the Purchaser; provided that the Neutral Accounting Firm shall not have been retained by any Party with respect to the Sale; provided, further, that the team at such Neutral Accounting Firm dedicated to the Sale shall be independent from any other transactions involving the Seller or the Purchaser or their respective Affiliates.

“Offeree Employee” means each Business Employee who is not employed by a Transferred Entity.

“Outlet Sale Amendments” has the meaning given to such term in the Merger Agreement.

“Outlet Sale Requirements” has the meaning given to such term in the Merger Agreement.

“Outside Date” means the “Outlet Closing Deadline” as defined in the Merger Agreement (as it may be extended pursuant to the terms thereof).

“Permit” means any qualification, registration, license, permit, approval, authorization, certificate, accreditation, variance, exemption, franchise, waiver, agreement, order, or similar right issued or granted by or obtained from any Governmental Authority.

“Permitted Cash” means cash held in store facilities of the Business in the ordinary course and cash equivalents (including credit card receivables (but not, for the avoidance of doubt, credit card reserves or holdbacks posted by the Seller or any of its Subsidiaries)) generated by or relating to the Business.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Financial Statements in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, individually or in the aggregate, are not material in amount or nature, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount or nature and that do not, in any case, materially detract from the value or use of the property subject thereto, and (v) Liens securing obligations arising under any Credit Agreement in accordance with the terms thereof.

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“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” has the same meaning as the terms “personal data”, “personal information” or the equivalent under the applicable Data Protection Requirement.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Purchaser’s Knowledge” means the actual knowledge of each of the Chief Executive Officer and Chief Financial Officer of Parent, in each case, after reasonable inquiry of such individual’s direct reports with responsibility for the matter at hand.

“Registered Intellectual Property” means Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulatory Law” means any antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening competition.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, any soil, sediment, subsurface strata, ambient air (indoor or outdoor), surface water, or groundwater.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any Release of Hazardous Materials.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, representatives, consultants and advisors.

“Retained Business” means the businesses of the Seller or any of its Subsidiaries other than the Business.

“SEC” means the Securities and Exchange Commission.

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“Seller Privacy Policies” means the Seller’s or any of its Subsidiaries’ applicable policies and procedures made available to the public relating to the Seller’s collection, use, storage, disclosure, or cross-border transfer of Personal Data, as they exist or existed on or prior to the date of this Agreement.

“Seller’s Knowledge” or “Knowledge of the Seller” means the actual knowledge of each of the individuals listed in Section 1.1(b) of the Disclosure Schedule, in each case, after reasonable inquiry of such individual’s direct reports with responsibility for the matter at hand.

“Specified Transform Contracts” means the Store License Agreement and the Trademark License Agreement.

“Store License Agreement” means that certain Store License Agreement, dated as of August 8, 2012, between Transform (as assignee from Sears Holdings Corporation) and Sears Outlet Stores, L.L.C., as amended.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such first Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests or directly or indirectly has the right to elect a majority of the board of directors or other Persons performing similar functions.

“Target Working Capital Amount” means $75,000,000.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local, non-U.S. taxes, charges, fees, duties, levies, imposts, impositions, tolls, deficiencies or other assessments of any kind whatsoever (including income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes), imposed by any Governmental Authority, together with any interest, penalties, and additions to tax with respect thereto.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Term Loan” means the Term Loan Credit Agreement, dated February 16, 2018, among the Seller, Sears Authorized Hometown Stores, LLC and the other borrowers party thereto, Gordon Brothers Finance Company, as agent, lead arranger, and sole bookrunner, and Gordon Brothers Finance Company, LLC, as lender, as amended on May 3, 2019.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of August 8, 2012, between Transform (as assignee from Sears Holdings Corporation) and the Seller, as amended.

“Trademarks” means trademarks, service marks, trade names, business names, slogans, trade dress, logos and other indicia of origin, and Internet domain names and social medial accounts and handles, whether registered or not, together with the goodwill associated therewith and all registrations and applications for registration therefor.

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“Transaction Expenses” means an amount equal to the sum, without duplication, of (i) all fees and out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants and the costs of any filing required by any Governmental Authority, including for the transfer of any Permit) paid (or estimated to be payable) by the Seller or any of its Subsidiaries in connection with the Sale (but not in connection with the transactions contemplated by the Merger Agreement), (ii) the amount of any Taxes paid (or estimated to be payable) by the Seller or any of its Subsidiaries in connection with the Sale (it being understood, for the avoidance of doubt, that any net operating losses, Tax credits, Tax basis or any other Tax attributes that would reduce such Taxes payable by the Seller or any of its Subsidiaries shall be taken into account in calculating such amount), (iii) the amount of any waiver, amendment or consent fees paid in connection with (x) any Going Concern Waivers to the extent in excess of $100,000 in the aggregate, (y) the Outlet Sale Amendments and (z) any Cured Default Waiver, and (iv) any Change in Control Payments payable by any of the Transferred Entities.

“Transfer Instruments” means the duly executed instruments of transfer, in the form attached hereto as Exhibit B, evidencing the transfer and assignment of the Equity Interests from the Seller to the Purchaser.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, stamp and other such similar Taxes (including all applicable real estate transfer Taxes), including any penalties, interest and additions to any Tax.

“Transferred Employee Cost” means an amount equal to the aggregate of any payments, including the employer portion of any payroll Taxes due in connection with such payments, made or to be made to Transferred Employees (other than, as applicable, the Business Executives) pursuant to Section 2.05(d) of the Merger Agreement and set forth on Section 3.18(i) of the Disclosure Schedule, which, for the avoidance of doubt, shall include the AIP Retention Bonus Amount (if any) payable to each such Transferred Employee.

“Transferred Entities” means Sears Outlet Stores, L.L.C., a Delaware limited liability company, Outlet Merchandising, LLC, a Delaware limited liability company, and Leasing Operations, LLC, a Delaware limited liability company.

“Transferred Entity Employee” means each Business Employee who is employed by a Transferred Entity.

“Transform Contract” means each Contract between Transform or any of its Affiliates, on the one hand, and Seller or any of its Subsidiaries (including the Transferred Entities), on the other hand, in each case, relating to the Business, any of the Purchased Assets or any of the Assumed Liabilities.

“Vintage Person” means any of Vintage Capital Management, LLC, its affiliated funds, investment advisers, limited partners, general partners or managers, or any of its portfolio companies, other than the Purchaser and its Subsidiaries.

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“Willful Breach” means a material breach of this Agreement, or a material failure to perform an obligation under this Agreement, in each case, by a Party that is the consequence of an intentional act or intentional failure to take an act by such Party with the actual knowledge that the taking of such act or failure to take such act would cause, or would be reasonably likely to cause, a material breach of this Agreement.

“Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to the result of the Closing Net Working Capital minus the Target Working Capital Amount.

Section 1.2            Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

10-Q Financial Statements	3.5(a)
Acquisition Financing	4.4(a)
Additional Obligations	10.17(a)
Agreement	Preamble
AIP Retention Bonus Amounts	6.3
Alternate Debt Financing	5.10(a)(iii)
Apportionment Principles	2.7(a)
Assumed Contract Liabilities	2.1(d)(i)
Assumed Liabilities	2.1(d)
Assumed Plan	6.2(e)
Assumed Taxes	2.1(d)(vi)
Audited Financial Statements	3.5(a)
Bankruptcy Code	5.11(i)
Base Purchase Price	2.2(a)
Business	Recitals
Business Permits	3.9(b)
Cap	2.2(a)
Closing	2.3(a)
Closing Adjustment Statement	2.6(a)
Closing Date	2.3(a)
Closing Overpayment	2.6(e)(ii)
Closing Payment	2.2(b)
Closing Underpayment	2.6(e)(i)
Confidentiality Agreement	5.3(a)
Consent Agreement	Recitals
Credit Support Arrangements	3.5(e)
Debt Commitment Letters	4.4(a)
Debt Financing	4.4(a)
Debt Financing Provisions	10.10
Delayed Transfer Executives	6.2(a)
Disputed Items	2.6(c)
Employment Commencement Date	6.2(b)
Equity Commitment	4.4(a)
Equity Financing	4.4(a)
Equity Securities	5.1(b)(ii)(A)

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Definition	Location

Estimated Employee Costs Amount	2.3(b)
Estimated Transaction Expenses	2.3(b)
Estimated Working Capital Adjustment Amount	2.3(b)
Exchange Act	7.1(a)
Excluded Assets	2.1(c)
Excluded Liabilities	2.1(e)
Final Apportionment	2.7(b)
Financial Statements	3.5(a)
Financing Commitments	4.4(a)
Guaranteed Obligations	10.17(a)
Improvements	5.11(c)
Inactive Offeree Employee	6.2(b)
Initial Term	5.12
Interim Apportionment	2.7(a)
Interim Financial Statements	3.5(a)
Labor Agreements	6.2(g)
Last Reinstatement Date	6.2(b)
Leased Real Property	3.11(a)
Lenders	4.4(a)
Letter Agreement	Recitals
Material Contracts	3.16(a)
Material Suppliers	3.17
New Debt Commitment Letter	5.10(a)(iii)
Non-Recourse Parties	10.16
Notice of Disagreement	2.6(c)
OFAC	3.23
Outlet Segment	3.5(a)
Owned Real Property	3.11(d)
Parent	Preamble
Parties	Preamble
Party	Preamble
Post-Closing Covenant	8.1(b)
Preliminary Closing Statement	2.3(b)
Proprietary Software	3.13(e)
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)(viii)
Purchased Inventory	2.1(b)(iv)
Purchaser	Preamble
Purchaser Bank Account	10.1(a)
Purchaser DC Plan	6.2(e)
Purchaser Indemnified Party	8.3
Purchaser Intellectual Property	5.11(f)
Purchaser Licensees	5.11(b)
Purchaser Marks	5.11(e)
Purchaser Released Claims	5.20(b)
Purchaser Released Parties	5.20(a)
Purchaser Releasing Person	5.20(a)

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Definition	Location

R&W Insurance Policy	8.2
Real Property Leases	3.11(a)
Remedy Action	5.4(b)
Retained Intellectual Property	5.11(c)
Retained Seller Insurance Policies	5.16(a)
Review Period	2.6(b)
Sale	2.1
Satisfaction Date	2.3(a)
Seller	Preamble
Seller Bank Account	10.1(a)
Seller DC Plan	6.2(e)
Seller Disclosure Documents	3.27
Seller Indemnified Party	8.4
Seller Licensees	5.11(e)
Seller Marks	5.11(a)
Seller Released Claims	5.20(a)
Seller Released Parties	5.20(b)
Seller Releasing Person	5.20(a)
Seller’s Apportionment Notice	2.7(a)
Severance Liabilities	6.2(i)
Shared Contract	2.9(a)
Third Party Claim	8.5(b)
Transferred Contracts	2.1(b)(i)
Transferred Employee	6.2(a)
Transform	Recitals
Transition Services Agreement	5.12
Unresolved Objections	2.6(d)(ii)
WARN	6.2(i)

Section 1.3            Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               the words “include”, “includes” and “including” are deemed to be followed by the words “without limitation”;

(d)               the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

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(e)               all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such definitions;

(g)               references to a Person are also to its successors and permitted assigns;

(h)               pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender;

(i)                 the phrase “ordinary course”, “ordinary course of business” or “ordinary course of business consistent with past practice” means the ordinary course of business of the applicable Person or Persons or business, as applicable, consistent with past practices (including with respect to quantity and frequency);

(j)                 if the last day of a period measured hereunder is a non-Business Day, the period in question will end on the next succeeding Business Day;

(k)               all references to days or months will be deemed references to calendar days or months unless otherwise expressly specified;

(l)                 references to any Law shall be deemed to refer to such Law as amended from time to time (including any successor Law) and to any rules or regulations promulgated thereunder;

(m)             any Action that has been initiated but with respect to which process or other written notice has not been served on or delivered to the indicated Person shall be deemed to be “threatened” rather than “pending”; and

(n)               the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Section 1.4            Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedule as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. Except as otherwise expressly provided in this Agreement or in the applicable Section of the Disclosure Schedule, in no event shall the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties set forth in Article III or the covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Disclosure Schedule shall be construed as an admission or indication that such item or matter is material. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

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Article II
Purchase and Sale

Section 2.1            The Sale. Upon the terms and subject to the conditions set forth in this Agreement, for the payment by the Purchaser of the consideration set forth in Section 2.2 and the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.1(d), but subject to Section 2.8, the Parties hereby agree with respect to the sale and purchase of the Business as follows (the “Sale”):

(a)               Purchase and Sale of the Equity Interests. At the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all right, title and interest in, to and under the Equity Interests, free and clear of all Liens (other than Liens imposed by applicable securities Laws).

(b)               Purchased Assets. At the Closing, the Seller shall sell, transfer, convey, assign and deliver, or shall cause its Subsidiaries other than the Transferred Entities to sell, transfer, convey, assign and deliver, to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller or such Subsidiaries, all of the Seller’s or such Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights, to the extent such right, title and interest exist as of immediately prior to the Closing and are not otherwise sold, transferred, conveyed, assigned and delivered to the Purchaser indirectly by the Purchaser’s purchase of the Equity Interests (the “Purchased Assets”), free and clear of all Liens (other than Liens of the type specified in clauses (i) through (iv) of the definition of Permitted Liens and, in the case of Liens of the type specified in clauses (i) through (iii) of the definition of Permitted Liens, solely to the extent that such Liens are related to the Business):

(i)                 subject to Section 2.8 and Section 2.9, all of the Seller’s or such Subsidiaries’ rights, interests, claims and benefits under (A) the Contracts set forth in Section I of Schedule I, (B) any other Contracts that are primarily related to the Business, but not, for the avoidance of doubt, the Credit Agreements or any other documents entered into in connection therewith, and (C) any other Contracts that are related to the Business (but not primarily related to the Business) that the Purchaser and the Seller (each acting reasonably) agree is reasonably necessary for the continued operation of the Business and should be treated in accordance with Section 2.9 ((A) through (C) collectively, the “Transferred Contracts”), in each case, to the extent related to the Business;

(ii)              subject to Section 2.8 and Section 2.9, all prepaid expenses, credits, deposits and advance payments (including prepaid leases and prepaid rentals) to the extent related to any Transferred Contract or any Contract to which to any Transferred Entity is a party, in each case, to the extent related to the Business;

(iii)            subject to Section 2.8 and Section 2.9, all accounts receivable (including all categories of accounts receivable set forth in Section 1.1(a) of the Disclosure Schedule) and other claims for money, in each case, to the extent related to Transferred Contracts or the Business;

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(iv)             all finished or unfinished goods, merchandise, products, raw materials, supplies, works in progress, inventory, packaging, labels, supplies and stock in trade, goods in transit, in each case primarily used or held for use in the conduct of the Business (the “Purchased Inventory”);

(v)               all fixtures, tools, equipment, machinery, parts, spare parts, tools and other tangible assets located at the Leased Real Property or the Owned Real Property and used or held for use primarily in connection with the Business;

(vi)             all motor vehicles and other transportation equipment used or held for use primarily in connection with the Business;

(vii)          (A) the tangible IT Assets set forth in Section III(a) of Schedule I and (B) the tangible IT Assets owned by the Seller or one of its Subsidiaries that are primarily used or held for use in connection with the Business;

(viii)        (A) the Registered Intellectual Property set forth in Section III(b) of Schedule I, (B) the unregistered Intellectual Property owned by the Seller or one of its Subsidiaries which is primarily used or held for use in connection with the Business and (C) the right to enforce the rights described in the immediately preceding clauses (A) and (B) (collectively, the “Purchased Intellectual Property”);

(ix)             subject to Section 2.8, all Permits that are primarily related to the Business to the extent such Permits may be transferred to the Purchaser under applicable Law and by the terms of such Permits;

(x)               (A) all books and records, invoices, manifests, reports, policies, materials, ledgers, files, photographs, literature, research, data, lists, plats, drawings, correspondence and other documents and files, whether in paper, computer, electronic or other form, that are exclusively related to the Business, including all sales, promotion, advertising, Transferred Employee records and files (including emails, contact lists and archived emails and chat logs) (except to the extent prohibited under applicable Law), market research and other files exclusively related to the Business (other than Tax Returns of the Seller or its Subsidiaries (other than the non-income Tax Returns of the Transferred Entities and any income Tax Returns of the Transferred Entities that are filed on a separate basis)) and (B) copies of all items listed in clause (A) to the extent such items are related to the Business but not exclusively related to the Business, redacted as appropriate with respect to matters that are not related to the Business;

(xi)             any other asset, property or right listed or described in Schedule I;

(xii)          any owned real property primarily used or held for use in the conduct of the Business;

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(xiii)        all Permitted Cash as of the Effective Time;

(xiv)         any assets reflected or accounted for in Closing Net Working Capital;

(xv)           any rights to insurance recoveries with respect to the Business, the Purchased Assets or the Assumed Liabilities under any current or prior insurance policies of the Seller and its Subsidiaries;

(xvi)         all rights in respect of any loans made by the Seller or its Subsidiaries to current or former Business Employees;

(xvii)      any Company Employee Plan and any assets of any such Company Employee Plan;

(xviii)    (A) all attorney-client privilege and attorney-work product protection of the Seller or its Subsidiaries to the extent relating to the Business or otherwise associated with the Business as a result of legal counsel representing the Seller, its Subsidiaries or the Business, other than in connection with the transactions contemplated by this Agreement, the process conducted by the Seller and its Representatives for the sale of the Business or the Seller’s entry into the Merger Agreement; and (B) all documents subject to the attorney-client privilege and work-product protection described in the immediately preceding clause (A); provided, however, that the Seller shall be entitled to assert (but not, for the avoidance of doubt, to waive) any such privilege or protection in connection with any third party claim not involving the Purchaser or any of its Affiliates (including for this purpose any Vintage Person), on the one hand, and the Seller or any of its Affiliates (including for this purpose any ESL Person), on the other hand;

(xix)         subject to Section 2.8 and Section 2.9, any other asset, property or right of the Seller or any of its Subsidiaries primarily used or held for use in the conduct of the Business; and

(xx)           all Actions, choses in action, rights of recovery and rights of set-off or reimbursement of any kind, whether choate or inchoate, known or unknown, contingent or non-contingent, of the Seller or any of its Subsidiaries with respect to the assets listed in the preceding clauses of this Section 2.1(b) or otherwise primarily related to the Business, including rights to recover past, present and future Losses in connection therewith.

(c)               Excluded Assets. The Purchaser and the Seller acknowledge and agree that the Seller does not agree to sell to the Purchaser and the Purchaser does not agree to purchase from the Seller or any of its Subsidiaries other than the Transferred Entities any right, title or interest in, to and under any asset, property or right other than the Equity Interests and the Purchased Assets. Without limiting the generality of the foregoing, the Purchased Assets do not include any right, title or interest in, to or under any of the following assets, properties or rights of the Seller or any of its Subsidiaries other than the Transferred Entities (the “Excluded Assets”):

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(i)                 any bank account;

(ii)              any cash, other than Permitted Cash as of the Effective Time;

(iii)            any securities, stock, membership or equity interests or similar ownership rights in any Person, other than the Equity Interests;

(iv)             with respect to the Purchased Assets, any rights to Tax refunds or credits relating to any Tax for any Pre-Closing Period (other than any Tax refunds or credits in respect of Taxes reflected or accounted for in Closing Net Working Capital);

(v)               the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the organization, existence or capitalization, as well as any other records or materials generally, in each case, not involving or related to, the Purchased Assets or the operations of the Business;

(vi)             all Excluded Intellectual Property, except as expressly licensed pursuant to Section 5.10;

(vii)          the Headquarters Lease (other than any sublease thereof contemplated pursuant to Section 5.12);

(viii)        any rights of the Seller under this Agreement and the Ancillary Agreements;

(ix)             except as otherwise expressly provided in this Agreement, any current and prior insurance policies and any rights of any nature with respect thereto;

(x)               any claims, defenses, causes of action, choses in action, rights of recovery for reimbursement, contribution, refunds, indemnity or other similar payment recoverable by the Seller from or against any third party to the extent related to any Excluded Liabilities;

(xi)             except for the IT Assets included in the Purchased Assets, the IT Assets owned or used by the Seller or any of its Affiliates, including those used to provide services under the Transition Services Agreement;

(xii)          (A) all attorney-client privilege and attorney work-product protection of the Seller or associated with the Business as a result of legal counsel representing the Seller or the Business in connection with the transactions contemplated by this Agreement, the process conducted by the Seller and its Representatives for the sale of the Business or the Seller’s entry into the Merger Agreement; (B) all documents subject to the attorney-client privilege and work-product protection described in the immediately preceding clause (A); and (C) all documents prepared by the Seller or any of its Representatives, or received by the Seller or any of its Representatives from any Person, in connection with the transactions contemplated by this Agreement, the process conducted by the Seller and its Representatives for the sale of the Business or the Seller’s entry into the Merger Agreement; provided, however, that the Purchaser shall be entitled to assert (but not, for the avoidance of doubt, to waive) any such privilege or protection in connection with any third party claim not involving the Seller or any of its Affiliates (including for this purpose any ESL Person), on the one hand, and the Purchaser or any of its Affiliates (including for this purpose any Vintage Person), on the other hand;

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(xiii)        any Employee Plan (other than a Company Employee Plan) and any assets of any such Employee Plan; and

(xiv)         all rights in respect of any loans made by the Seller or any of its Subsidiaries to current or former employees of the Seller and its Subsidiaries, other than current or former Business Employees.

For the avoidance of doubt, subject to Section 5.7(a), the Excluded Assets do not include any assets, properties or rights of the Transferred Entities.

(d)               Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, from and after the Closing, assume and agree to pay, perform and discharge when due, any and all of the Liabilities of the Seller or its Subsidiaries primarily arising out of or relating to the Business, the Purchased Assets or the Transferred Entities (except for the Excluded Liabilities), whether or not such Liabilities are accrued or incurred prior to, at or following the Closing (the “Assumed Liabilities”), including the following:

(i)                 subject to Section 2.8 and Section 2.9, all Liabilities of the Seller or its Subsidiaries arising under the Transferred Contracts to the extent that such Liabilities relate to or arise out of the Business (the “Assumed Contract Liabilities”, which, for the avoidance of doubt, include all Liabilities of the Seller or its Subsidiaries arising under any Transferred Contract that is exclusively related to the Business);

(ii)              all accounts payable of the Seller or its Subsidiaries primarily relating to the Business;

(iii)            all Liabilities of the Seller or its Subsidiaries (including Liabilities for Taxes) reflected or accounted for in Closing Net Working Capital;

(iv)             all Liabilities in respect of any and all Business Employees, former employees of the Transferred Entities or former employees or other service providers of the Seller or any of its Subsidiaries whose service was primarily dedicated to the Business in respect of their service to the Business, including any Liabilities that are explicitly assumed pursuant to Article VI, but excluding all Excluded HR Liabilities;

(v)               all Environmental Liabilities primarily relating to the Business; and

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(vi)             all Liabilities for Taxes with respect to the Business for taxable periods beginning on or after the Closing Date (collectively, the “Assumed Taxes”).

(e)               Excluded Liabilities. The Assumed Liabilities do not include, and the Purchaser shall not assume and shall not be responsible to pay, perform, satisfy or discharge, any Liabilities that are not Assumed Liabilities, including the following Liabilities of the Seller and its Subsidiaries other than the Transferred Entities (the “Excluded Liabilities”):

(i)                 all Liabilities of the Seller and its Subsidiaries (other than Liabilities of the Transferred Entities) for Taxes, other than the Assumed Taxes or Taxes reflected or accounted for in Closing Net Working Capital, including, for the avoidance of doubt, all Taxes arising out of or in respect of the consummation of the transactions contemplated by this Agreement to the extent the amount of such Taxes, together with the Employee Costs Amount and the amount of the other Transaction Expenses, exceeds the Cap;

(ii)              all Indebtedness (other than, to the extent primarily related to the Business or the Purchased Assets, Indebtedness of the types specified in clauses (b) and (d) of the definition of Indebtedness);

(iii)            all Excluded HR Liabilities (without prejudice to the Purchaser’s obligations under this Agreement with respect to payment of the Employee Costs Amount);

(iv)             all Liabilities in respect of the Employee Costs Amount and the Transaction Expenses to the extent the aggregate amount of such Liabilities exceeds the Cap;

(v)               the Seller’s and its Subsidiaries’ obligations under this Agreement and the Ancillary Agreements;

(vi)             all Liabilities arising from or relating to any Action brought by or on behalf of any stockholder of the Seller or the SEC, as the case may be, against the Seller with respect to books and records demands, any disclosures to or filings with the SEC made by the Seller (other than Liabilities arising out of any information supplied by the Purchaser or any of its Affiliates (including for this purpose any Vintage Person), any breach or alleged breach of fiduciary duties by the board of directors of the Seller, Rule 10b-5 promulgated under the Exchange Act or any other similar securities laws or stockholder Action; and

(vii)          all Liabilities arising under or pursuant to any Transferred Contract, other than the Assumed Contract Liabilities.

Section 2.2            The Purchase Price and the Closing Payment.

(a)               The purchase price (the “Purchase Price”) for the Purchased Assets and the Equity Interests shall be an amount equal to the sum of (i) $121,000,000 (the “Base Purchase Price”) plus (ii) the Working Capital Adjustment Amount plus (iii) the lesser of (A) $11,900,000 (the “Cap”) and (B) the sum of (x) the Employee Costs Amount plus (y) the Transaction Expenses.

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(b)               The payment to be made by the Purchaser to the Seller at the Closing (the “Closing Payment”) shall be an amount equal to the sum of (i) the Base Purchase Price plus (ii) the Estimated Working Capital Adjustment Amount plus (iii) the lesser of (A) the Cap and (B) the sum of (x) the Estimated Employee Costs Amount plus (y) the Estimated Transaction Expenses.

Section 2.3            Closing and Pre-Closing Estimates.

(a)               Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 10:00 am New York time on the fourth (4th) Business Day following the date on which the satisfaction or written waiver (to the extent permitted by applicable Law) of the conditions to the obligations of the Parties hereto set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) occurs (such date on which such satisfaction or written waiver occurs, the “Satisfaction Date”) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing; provided that, in the event the date that is the fourth (4th) Business Day following the Satisfaction Date is on or after the Outside Date, the Parties shall work together in good faith to take each of the actions described in Section 2.3(b) as promptly as reasonably practicable (disregarding any specified time periods set forth in Section 2.3(b)) and cause the Closing to occur prior to the Outside Date; provided, further, that, unless otherwise agreed to in writing by the Purchaser and the Seller, in no event shall the Closing be required to occur prior to the date that is forty-five (45) days following the date of this Agreement (the day on which the Closing actually takes place, the “Closing Date”); and provided, further, that in the event that Transform exercises its right under Section 1 of the Letter Agreement to defer the closing of the Merger by up to an additional seven (7) Business Days, the Seller shall be permitted to defer the Closing by the same number of Business Days upon written notice to the Purchaser; provided, that in no event shall such deferral of the Closing result in or cause the Closing to occur after the Outside Date. The Closing shall be deemed effective as of the Effective Time for accounting purposes.

(b)               No later than three (3) Business Days prior to the Closing Date and not earlier than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement prepared in good faith (the “Preliminary Closing Statement”), together with reasonably detailed supporting information, setting forth (i) the Seller’s reasonable and good faith estimates of (A) the Closing Net Working Capital and (B) the resulting Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (ii) the Seller’s reasonable and good faith estimates of the Employee Costs Amount (the “Estimated Employee Costs Amount”) and each of its three components, (iii) the Seller’s reasonable and good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the amount of the Closing Payment calculated in accordance with Section 2.2(b) resulting therefrom. Prior to the Closing Date, the Seller shall incorporate reasonable comments on the Preliminary Closing Statement, if any, received from the Purchaser and shall deliver to the Purchaser an updated Preliminary Closing Statement reflecting such comments. For the avoidance of doubt, no proposed comments provided by the Purchaser or any such updated Preliminary Closing Statement or estimated amounts in accordance with this Section 2.3(b), or any consummation of the Closing regardless of any dispute with respect to the Preliminary Closing Statement or any estimated amounts as provided in this Section 2.3(b), shall constitute acceptance by the Purchaser of the Preliminary Closing Statement for purposes of any post-Closing adjustment.

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Section 2.4            Closing Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser:

(a)               executed counterparts of each Ancillary Agreement, in each case, duly executed by the Seller;

(b)               a certificate of non-foreign status for the Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code;

(c)               a receipt for the Closing Payment received by the Seller; and

(d)               a resignation or other evidence of the removal, in each case, in form and substance reasonably satisfactory to the Purchaser, of any member of the board of directors (or equivalent governing body) or officer of any Transferred Entity who is not employed by a Transferred Entity or a Transferred Employee.

Section 2.5            Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a)               the Closing Payment by wire transfer in immediately available funds to the Seller Bank Account; and

(b)               executed counterparts of each Ancillary Agreement to which the Purchaser is a party.

Section 2.6            Adjustment of the Closing Payment.

(a)               Within seventy-five (75) days after the Closing Date, the Purchaser shall deliver to the Seller a statement prepared in good faith (the “Closing Adjustment Statement”), together with reasonably detailed supporting information, setting forth the Purchaser’s determination of (i) (A) the Closing Net Working Capital and (B) the resulting Working Capital Adjustment Amount, (ii) the Employee Costs Amount and each of its three components, (iii) the Transaction Expenses and (iv) the Purchase Price calculated in accordance with Section 2.2(a) resulting therefrom. The Purchaser may not modify the Closing Adjustment Statement once it has been delivered to the Seller in accordance with this Section 2.6(a), except in connection with the resolution of any disputes contemplated by this Section 2.6.

(b)               For a period of sixty (60) days following the delivery of the Closing Adjustment Statement (the “Review Period”), the Purchaser shall, and shall cause its Subsidiaries to, permit the Seller and its Representatives reasonable access, during normal business hours upon reasonable advance notice, to the relevant financial books and records of the Business and the employees of the Purchaser and its Subsidiaries responsible for the preparation of the Closing Adjustment Statement solely for the purposes of the Seller’s exercise of its review and objection right contemplated in this Section 2.6. If the Purchaser employs a firm of independent accountants in connection with the preparation of the Closing Adjustment Statement, subject to the execution by the Seller of a customary non-reliance letter, the Purchaser shall cause such independent accountants to deliver to the Seller and its Representatives any work papers used in the preparation of the Closing Adjustment Statement.

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(c)               The Seller shall notify the Purchaser within the Review Period if the Seller objects to any matter set forth in the Closing Adjustment Statement, which notice shall include a reasonably detailed statement describing the basis for such objection and the Seller’s proposed correction(s) (the “Notice of Disagreement”). If no Notice of Disagreement is received by the Purchaser within the Review Period, then the Closing Adjustment Statement and the amounts set forth therein shall be deemed to have been accepted by the Seller and will become final and binding upon the Parties. If the Seller timely delivers a Notice of Disagreement, only those matters that the Seller specifies in such Notice of Disagreement as being in disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”). The Seller may not modify its Notice of Disagreement once it has been delivered to the Purchaser in accordance with this Section 2.6(c), except in connection with the resolution of any disputes contemplated by this Section 2.6. The Notice of Disagreement shall set forth in reasonable detail each Disputed Item, the disputed amount of each Disputed Item, the Seller’s alternative amount of each Disputed Item and the basis for such alternative calculation, and the Seller’s alternative calculation of the Purchase Price after taking into account the Seller’s alternative amount of each Disputed Item. Any component of the calculations set forth in the Closing Adjustment Statement that is not the subject of a timely delivered Notice of Disagreement and a properly included Disputed Item in accordance with this Section 2.6(c) by the Seller shall be final and binding upon the Parties, unless the resolution of any Disputed Item affects an undisputed component of the Closing Adjustment Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be considered a Disputed Item to the extent affected by such resolved Disputed Item.

(d)               The Disputed Items shall be resolved as follows:

(i)                 The Seller and the Purchaser shall first negotiate in good faith to resolve the Disputed Items during the thirty (30) days following delivery of the Notice of Disagreement. Any resolution agreed to in writing by the Seller and the Purchaser as to any of the Disputed Items shall be final and binding upon the Parties.

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(ii)              If the Seller and the Purchaser do not reach a resolution of all Disputed Items within thirty (30) days after delivery of the Notice of Disagreement pursuant to Section 2.6(d)(i), then any such unresolved objections (the “Unresolved Objections”) shall be resolved conclusively and bindingly for the Parties through a determination made by the Neutral Accounting Firm (acting solely as an expert and not as an arbitrator) based on the definitions related to the Purchase Price set forth herein and otherwise in accordance with the provisions of this Agreement. The Neutral Accounting Firm shall be instructed to make such determination with respect to the Unresolved Objections and not to assign a value to any Disputed Item that is (i) greater than the greatest value for such Disputed Item claimed by either the Seller or the Purchaser or (ii) lower than the lowest value for such Disputed Item claimed by either the Seller or the Purchaser. The Parties shall provide the Neutral Accounting Firm with all necessary documents as requested by it as soon as possible and shall instruct the Neutral Accounting Firm to render its decision in accordance with the terms set forth in this Section 2.6 and as promptly as reasonably practicable (but in any event no later than thirty (30) days after the referral of the Unresolved Objections to the Neutral Accounting Firm). The Neutral Accounting Firm shall be instructed to grant the Parties the opportunity to state their points of view and, if the Neutral Accounting Firm determines that a hearing would be appropriate, the Neutral Accounting Firm may conduct a hearing on the Unresolved Objections. All submissions by the Seller or the Purchaser to the Neutral Accounting Firm shall be in writing and shall simultaneously be delivered to the other Party and there shall be no ex parte communication with the Neutral Accounting Firm. The Neutral Accounting Firm shall be instructed to submit its decision and its reasoning in writing to the Parties. Absent fraud, intentional misconduct or manifest error, the resolution by the Neutral Accounting Firm of the Unresolved Objections shall be final and binding upon the Parties. The fees and disbursements of the Neutral Accounting Firm shall be allocated between the Seller and the Purchaser on an inversely proportional basis, based on the relative portions of the aggregate amount of Unresolved Objections so submitted to the Neutral Accounting Firm for resolution that ultimately are awarded to each of the Seller and the Purchaser by the Neutral Accounting Firm in its final determination (e.g., if $100,000 is in dispute, and of that amount the Neutral Accounting Firm awards $75,000 to the Purchaser and $25,000 to the Seller, then the Purchaser will be responsible for 25%, and the Seller will be responsible for 75%, of the costs, fees and expenses of the Neutral Accounting Firm).

(e)               Within three (3) Business Days after the Closing Adjustment Statement becomes final and binding upon the Parties pursuant to Section 2.6(c) or the Closing Adjustment Statement (as modified) becomes final pursuant to Section 2.6(d), one of the following payments shall be made:

(i)                 If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 2.6, exceeds the Closing Payment (such amount, the “Closing Underpayment”), the Purchaser shall pay to the Seller an amount equal to the Closing Underpayment to the Seller Bank Account; provided that in no event shall the Closing Underpayment exceed $2,500,000.

(ii)              If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 2.6, is less than the Closing Payment (such amount, the “Closing Overpayment”), the Seller shall pay to the Purchaser an amount equal to the Closing Overpayment to the Purchaser Bank Account; provided that in no event shall the Closing Overpayment exceed $2,500,000.

Section 2.7            Allocation of the Purchase Price.

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(a)               The Seller and the Purchaser agree to apportion and, as applicable, to cause their relevant Affiliates to further apportion, the Purchase Price and any other items that are treated as additional consideration for Tax purposes (including the Assumed Liabilities) among the Transferred Entities (including, as applicable, the assets and liabilities of the Transferred Entities) and the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and applicable rules in the jurisdiction in which the Transferred Entities and Purchased Assets are located (the “Apportionment Principles”) and the procedures as set forth herein. No later than ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller a proposed apportionment of the Purchase Price and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with the Apportionment Principles (the “Interim Apportionment”). If the Seller disagrees with the Interim Apportionment, the Seller may, within forty-five (45) days after delivery of the Interim Apportionment, deliver a notice (the “Seller’s Apportionment Notice”) to the Purchaser to such effect, specifying those items as to which the Seller disagrees and setting forth the Seller’s proposed apportionment.

(b)               If the Seller’s Apportionment Notice is duly delivered, the Seller and the Purchaser shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes. If the Seller and the Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Neutral Accounting Firm to resolve any remaining disputes in accordance with the terms and procedures set forth in Section 2.6(d)(ii), which shall apply to this Section 2.7(b), mutatis mutandis. Any apportionment of the Purchase Price and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Neutral Accounting Firm shall incorporate, reflect and be consistent with the Apportionment Principles. The Interim Apportionment, as prepared by the Purchaser if the Seller’s Apportionment Notice has not been given, as adjusted pursuant to any agreement between the Seller and the Purchaser or as determined by the Neutral Accounting Firm in accordance with the Apportionment Principles (the “Final Apportionment”), shall be conclusive and binding on the Parties. No Party shall (and each shall cause their respective Affiliates not to) take any position inconsistent with the Final Apportionment on any Tax Return or in any Tax proceeding, in each case (i) except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law) or pursuant to any other applicable Laws or (ii) without the consent of the other Party. Any subsequent adjustments to the Purchase Price including pursuant to Section 2.6 shall be allocated among the Transferred Entities (including, as applicable, the assets and liabilities of the Transferred Entities) and the Purchased Assets in a manner that is consistent with the Final Apportionment.

Section 2.8            Non-Assignment; Consents.

(a)               Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any Purchased Asset to the extent that an attempted sale, assignment, transfer, conveyance, assignment or delivery thereof would be prohibited by applicable Law or would, without the Consent of any third party, (i) constitute a breach or other contravention thereof, (ii) be ineffective, void or voidable, unless and until such Consent is obtained, or (iii) constitute a contravention of the Seller Privacy Policies.

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(b)               The Parties shall cooperate in good faith and shall use their commercially reasonable efforts to obtain or deliver, or cause to be obtained or delivered, any Consent (other than Consents of Governmental Authorities, which shall be governed by Section 5.4) required to sell, assign, transfer, convey, assign or deliver to the Purchaser or either Transferred Entity any Real Property Lease, Transferred Contract or other Purchased Asset, so that the Purchaser and the Transferred Entities will have good and valid title to (or good and valid leasehold interests in, as applicable) the Purchased Assets and be responsible for the Assumed Liabilities; provided that none of the Seller, the Purchaser or any of their respective Affiliates shall be required to incur any non-de minimis out-of-pocket costs in connection with identifying, obtaining or delivering any such Consent. In furtherance of the foregoing, the Purchaser agrees to provide such reasonable assurances as to its and its Affiliates’ financial capability, resources and creditworthiness as may be reasonably requested by any Person whose Consent is sought hereunder upon receipt of an executed confidentiality agreement in form and substance reasonably satisfactory to the Purchaser from such Person. If such Consent is not obtained prior to the Closing, then (i) the Seller shall (and shall cause its Subsidiaries to) provide, until the earlier of (A) such time that such Consent or Consents are obtained or delivered and (B) one (1) year after the Closing Date, the Purchaser and the Transferred Entities, to the fullest extent possible, the economic and other claims, rights and benefits of any such Purchased Assets and (ii) the Purchaser and the Transferred Entities shall bear all Assumed Liabilities thereunder from and after the Closing Date in accordance with this Agreement (including any costs or Liabilities of the Seller incurred pursuant to any Contract in respect of the reimbursement of costs and expenses of any third party in connection with such third party’s review, negotiation or response to a request for any Consent); provided that the Seller shall not be required to provide any services that would violate any Law or result in the disclosure of confidential information of the Seller or any of its Affiliates (other than confidential information to the extent relating to the Business or the Purchased Assets); and provided, further, that, in each case, the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such services under circumstances in which the restrictions of the preceding sentence apply. The Seller agrees that prior to obtaining such Consent with respect to any Real Property Lease, Transferred Contract or Purchased Asset, (i) the Seller will not, and will cause its Subsidiaries not to, without the prior written consent of the Purchaser, amend, modify, terminate, or waive any of their respective rights or accelerate any of their respective obligations under, any such Real Property Lease, Transferred Contract or Purchased Asset and (ii) the Seller will, and will cause its Subsidiaries to, exercise and enforce all rights and pursue all remedies in respect thereof on behalf of and at the direction or request of (and at the sole cost of) the Purchaser and its Subsidiaries, in the case of each of clauses (i) and (ii), except to the extent required by or prohibited by applicable Law.

(c)               Subject in all respects to the other provisions of this Section 2.8, for such time from and after the Closing as the Seller holds any Purchased Assets and provides the Purchaser any claims, rights and benefits of any such Purchased Asset in accordance with this Section 2.8, the Purchaser shall indemnify and hold the Seller harmless from and against any and all Losses incurred or asserted to the extent resulting from the Seller’s post-Closing direct or indirect ownership, management or operation of any such Purchased Assets in the ordinary course of business consistent with past practice in connection with any arrangement described above in this Section 2.8 (only to the extent that such Losses relate to or arise out of the Business).

Section 2.9            Shared Contracts; Specified Transform Contracts.

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(a)               Between the date of this Agreement and the Closing Date, with respect to each Transferred Contract that is not exclusively related to the Business (a “Shared Contract”), the Seller and the Purchaser shall reasonably cooperate and negotiate in good faith with each other and any counterparty to such Shared Contract to agree to such amendments, assignments, partial assignments, consents or other instruments as are reasonably requested and desired to enable the continued use by each of the Seller and the Purchaser and their respective Subsidiaries following the Closing of the products or services provided under such Shared Contract, the equitable apportionment between the Seller and the Purchaser of all rights and obligations thereunder, including any prepaid expenses, credits, deposits and advance payments in respect of such Shared Contract, and the several (and not joint) liability of the Seller and its Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand, for any obligations or breaches under such Shared Contract (including with respect to any rights of the counterparty thereunder such that a breach of such Shared Contract by the Seller or any of its Subsidiaries shall not give rise to any right or remedy (including any right of termination or acceleration) of the counterparty or its Affiliates thereunder against the Business, the Purchaser or any of its Affiliates and a breach of such Shared Contract by the Purchaser or any of its Subsidiaries shall not give rise to any right or remedy (including any right of termination or acceleration) of the counterparty or its Affiliates thereunder against the Retained Business, the Seller or any of its Affiliates).  If, on the Closing Date, any such amendment, assignment, partial assignment, consent or other instrument has not been obtained with respect to any Shared Contract, such Shared Contract shall not be assigned to the Purchaser and the Seller and the Purchaser shall cooperate in a mutually acceptable arrangement under which the Seller or the Purchaser, as applicable, shall, in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contract, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the other party that is an intended beneficiary thereof.  For the avoidance of doubt, in no event shall the Purchaser or any of its Affiliates bear any costs, payments, fees or Liabilities under any Shared Contract to the extent that such costs, payments, fees or Liabilities do not relate to or arise out of the Business, and in no event shall the Seller or any of its Affiliates bear any costs, payments, fees or Liabilities under any Shared Contract to the extent that such costs, payments, fees or Liabilities relate to or arise out of the Business. Notwithstanding anything to the contrary in this Agreement, to the extent there is any conflict between this Section 2.9 and the Consent Agreement with respect to any Transform Contract that is a Shared Contract, the Consent Agreement shall govern with respect to such conflict. The Seller agrees (and shall cause its Subsidiaries to agree) to the treatment of each Transform Contract as provided in the Consent Agreement, including any assignment and assumption of its or any of its Subsidiaries’ (other than the Transferred Entities’) rights and obligations relating to the Business under such Transform Contract to or by, as applicable, the Purchaser, one or more of its newly formed Subsidiaries or one or more of the Transferred Entities, in each case, in accordance with all terms and conditions set forth in the Consent Agreement. The Seller shall, and shall cause its Subsidiaries to, take all actions and execute and deliver such agreements, documents or other instruments necessary or appropriate to effectuate such treatment of the Transform Contracts as provided in the Consent Agreement.

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(b)               The Purchaser acknowledges that, with respect to each Specified Transform Contract, upon the request of Transform, the Seller and Transform shall amend such Specified Transform Contract effective as of the Closing to include (i) rights of Transform to receive reasonable samples of licensed materials with reasonable prior written notice to the Purchaser, to suspend non-compliant uses of the licensed marks thirty (30) days after notice is provided to the Purchaser or immediately if such non-compliant use may reasonably cause material detriment to the licensed marks or the goodwill therein and to terminate the license sixty (60) days after notice is provided to the Purchaser of its material non-compliant use of the licensed marks to the extent such non-compliant use has not been cured, and (ii) with respect to the Trademark License Agreement, limit the scope of the license granted therein to the promotion of the Business and use of the SEARS mark in the “Sears Outlet Stores, L.L.C.” corporate name or, subject to the approval of Transform (not to be unreasonably withheld, conditioned or delayed), another corporate name containing “Sears Outlet”. For the avoidance of doubt, nothing in this Section 2.9 shall prevent Transform from terminating any Specified Transform Contract in accordance with its terms.

Section 2.10        Reimbursement of Employee Costs Amount. Following the Closing, if the Merger Agreement is terminated prior to the consummation of the Merger (as defined therein), the Seller shall, substantially concurrently with the termination of the Merger Agreement, pay to the Purchaser the Employee Costs Amount less the portion of the AIP Retention Bonus Amounts actually paid to Transferred Employees that was included in the Employee Costs Amount, and the Purchaser shall promptly pay to each Transferred Employee the portion of the Executive Employee Cost or Transferred Employee Cost (as applicable, but in each case excluding the employer portion of any payroll Taxes due in connection with such payments) corresponding to the amount (if any) that would have been paid to such Transferred Employee pursuant to Section 2.05(d) of the Merger Agreement had the Merger been consummated on the Closing Date less the portion of the AIP Retention Bonus Amounts actually paid to Transferred Employees that was included in the Employee Costs Amount. For the avoidance of doubt, no portion of the Employee Costs Amount that is paid to the Purchaser pursuant to this Section 2.10 shall reduce the calculation of the Employee Costs Amount for purposes of any adjustment of the Closing Payment made pursuant to Section 2.6.

Section 2.11        Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as may be required under Law to be deducted and withheld with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Purchaser. Without limiting the foregoing, the Purchaser shall use commercially reasonable efforts to deliver written notice to the Seller, no later than fifteen (15) Business Days prior to any payment pursuant to this Agreement giving rise to such withholding, describing any amounts required to be withheld from such payment. The Seller shall use commercially reasonable efforts to provide withholding tax exemption documentation with respect thereto no later than five (5) Business Days prior to such payment.

Article III
Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser, except as set forth (or deemed to be set forth in accordance with Section 1.4) in the applicable section of the Disclosure Schedule, as follows:

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Section 3.1            Organization, Authority and Qualification.

(a)               The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Agreements will have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser and Parent) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b)               Each of the Transferred Entities is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all necessary organizational power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each Transferred Entity is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect.

Section 3.2            Ownership of Equity Interests; Capitalization.

(a)               The Equity Interests are owned of record and beneficially by the Seller free and clear of all Liens (other than Liens imposed by applicable securities Laws and Liens securing obligations arising under the Credit Agreements in accordance with the terms thereof that will be released in full at the Closing). All of the Equity Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal, rights of first offer or other similar rights. Except for the Equity Interests, there are no authorized, issued or outstanding (i) Equity Securities of the Transferred Entities or (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of first offer, registration rights or other Contracts, rights, commitments or other arrangements that require the Seller or any Transferred Entity to issue, sell, dispose of or otherwise cause to become issued or outstanding or to acquire, repurchase or redeem or vote any Equity Securities of any Transferred Entity. There are no Contracts or understandings in effect, and neither the Seller nor any Transferred Entity is bound by any Contracts in respect of, or the voting or transfer of any of, the Equity Securities of the Transferred Entities.

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(b)               No Transferred Entity owns, directly or indirectly, any equity securities of, or other ownership interest in, any Person.

Section 3.3            No Conflict. Assuming that all filings and notifications described in Section 3.4 have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, any of its Subsidiaries or the Purchased Assets, (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, acceleration, amendment or cancellation of, any Contract (including any Real Property Lease) to which the Seller or any of its Subsidiaries is a party (other than any Contract that is agreed to be a Transferred Contract pursuant to clause (C) of the definition of Transferred Contracts), or (d) result in the creation of any Lien on any of the Purchased Assets or the Equity Interests pursuant to a Contract to which the Seller or one of its Subsidiaries is a party, except in the case of clauses (b), (c) and (d), as would not have a Material Adverse Effect. Except for any consents, approvals or notices that are expressly required pursuant to the terms of the Merger Agreement or that would not reasonably be expected to prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements, no consent or approval of, or notice to, Transform or any other ESL Person, is required to be obtained or provided, as applicable, in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance by the Seller or any of its Subsidiaries of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. The Seller has made available to the Purchaser a correct and complete copy of the Letter Agreement, and the Letter Agreement is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Transform, except, in each case, as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 3.4            Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any Consent of any Governmental Authority, except (a) the filing of the Information Statement with the SEC or (b) where failure to obtain such Consent would not, individually or in the aggregate with all such Consents, reasonably be expected to prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or would not reasonably be expected to be material to the Business.

Section 3.5            Financial Information.

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(a)               Section 3.5(a) of the Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of the Seller and its Subsidiaries as of January 28, 2017, February 3, 2018 and February 2, 2019, the related audited consolidated statements of operations, cash flows and stockholders’ equity of the Seller and its Subsidiaries for the fiscal years ended as of such dates, and the audited summary of segment data for the Seller’s Sears Outlet reporting segment (the “Outlet Segment”) for the fiscal years ended as of January 28, 2017, February 3, 2018 and February 2, 2019 (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of May 4, 2019, the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Seller and its Subsidiaries for the thirteen-week period ended as of such date, and the unaudited summary of segment data for the Outlet Segment for the thirteen-week period ended as of such date (the “10-Q Financial Statements”), and (iii) the unaudited balance sheet of the Business as of May 4, 2019 (the “Interim Financial Statements” and, together with the Audited Financial Statements and the 10-Q Financial Statements, the “Financial Statements”). The Financial Statements (A) were prepared from and in accordance with the books of account and other financial records of the Seller and its Subsidiaries (except as may be indicated in the notes thereto), (B) in the case of the Audited Financial Statements and the 10-Q Financial Statements only, comply in all material respects with the rules and regulations of the SEC with respect thereto, and present fairly in all material respects (x) the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Seller and its Subsidiaries and (y) the results of operations of the Outlet Segment, in each case, as of the dates thereof or for the periods covered thereby, (C) were prepared in accordance with GAAP consistently applied throughout the periods indicated (except as indicated in the related notes thereto), and (D) in the case of the Interim Financial Statements only, present fairly in all material respects the assets and liabilities of the Business as of May 4, 2019; provided that, in the case of clauses (C) and (D), (x) the 10-Q Financial Statements and the Interim Financial Statements are subject to normal recurring year-end adjustments not material in nature or amount, individually or in the aggregate, and as permitted by the rules and regulations of the SEC and, in the case of the Interim Financials only, the absence of notes and (y) the Interim Financial Statements are presented on a carve-out basis to include the historical financial position of the Business on a standalone basis, and any and all allocations made with respect to assets and liabilities not solely related to the Business are made on a reasonable basis.

(b)               The books and records of the Seller and its Subsidiaries have been maintained in material compliance with applicable legal and accounting requirements (including GAAP), and such records accurately reflect, in all material respects, all transactions in respect of the conduct of the Business.

(c)               The Seller and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that, with respect to the Business, (i) transactions are executed in accordance with the board of directors’ or board of managers’ (or equivalent governing body’s) general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (except as otherwise provided in Section 3.5(a)), (iii) the recorded accountability for assets are compared with the existing assets at reasonable intervals so that appropriate action can be taken with respect to any differences, and (iv) the obligations of the Seller and its Subsidiaries are satisfied in a timely manner and as required under the terms of any applicable Contract. Such internal accounting controls provide reasonable assurance regarding the reliability of the Seller’s and its Subsidiaries’ financial reporting (including as required by Rule 13a-15 under the Exchange Act) and the preparation of Seller’s and its Subsidiaries’ consolidated financial statements with respect to the Business for external purposes in accordance with GAAP. Since January 31, 2016, to the extent related to the Business, the Seller’s principal executive officer and its principal financial officer have disclosed to the Seller’s auditors and the audit committee of the Seller’s Board of Directors (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Seller’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s and its Subsidiaries’ internal controls and the Seller has made available to the Purchaser copies of any such disclosure.

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(d)               All outstanding accounts receivable, bills receivable and trade accounts of the Seller and its Subsidiaries relating to the Business have resulted from bona fide arm’s-length transactions in the ordinary course of business. Except as set forth on Section 3.5(d) of the Disclosure Schedule, no defense, set-off or counterclaim has been asserted since February 2, 2019 with respect to any such receivable and no such receivable is past due more than ninety (90) days.

(e)               Section 3.5(e)(i) of the Disclosure Schedule sets forth a list of any and all Contracts pursuant to which guarantees (including of performance under Contracts included in the Purchased Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by, or for the account of, the Seller and/or any of its Subsidiaries to support or facilitate transactions or obligations of the Business (collectively, the “Credit Support Arrangements”) and the amount of each Credit Support Arrangement. Section 3.5(e)(ii) of the Disclosure Schedule sets forth a list of any and all Contracts pursuant to which guarantees (including of performance under Contracts included in the Purchased Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by any Transferred Entity for the benefit of the Seller and/or any of its Subsidiaries (other than the Transferred Entities) or to support or facilitate transactions or obligations of the businesses of the Seller and/or its Subsidiaries (other than the Business and the Transferred Entities) and the amount of each such arrangement.

Section 3.6            Absence of Undisclosed Liabilities. There are no material Liabilities of the Seller or any of its Subsidiaries related to the Business, other than Liabilities (a) reflected in or reserved against on the Interim Financial Statements or the balance sheet set forth in the 10-Q Financial Statements or the notes thereto or (b) incurred since May 4, 2019, in the ordinary course of business that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business (excluding any such liabilities resulting or arising from a breach or violation of any Contract, warranty or applicable Law or tort or infringement). The Seller and its Subsidiaries do not maintain any “off balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.7            Conduct in the Ordinary Course. Since February 3, 2019, (a) the Seller and its Subsidiaries (i) have conducted the Business in the ordinary course and (ii) have not taken any action or omitted to take any action which if taken or omitted to be taken after the date hereof would constitute a violation of Section 5.1(b) or Section 5.1(c), and (b) there has not occurred any Material Adverse Effect.

Section 3.8            Litigation; Governmental Orders. There is no Action by or against the Seller or any of its Subsidiaries pending, or to the Seller’s Knowledge, threatened, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement or any Ancillary Agreement, (b) affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or (c) be material to the Business. There is no outstanding Governmental Order of, or pending or, to the Seller’s Knowledge, threatened by, any Governmental Authority relating to the Business that, individually or in the aggregate, would reasonably be expected to (i) prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or (iii) be material to the Business.

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Section 3.9            Compliance with Laws; Permits.

(a)               The Seller and its Subsidiaries are conducting, and since January 31, 2016 have conducted, the Business in compliance with all applicable Laws and Governmental Orders in all material respects. Since January 31, 2016, the Seller and its Subsidiaries have not received any notice of any material noncompliance with, violation of or default under any Law or Governmental Order relating to the Business or any Action in respect thereof. None of the Seller or any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any alleged material noncompliance with, violation or default under any Law or Governmental Order relating to the Business.

(b)               The Seller and its Subsidiaries hold, and since January 31, 2016 have held, all material Permits (the “Business Permits”) necessary for the conduct of the Business. All Business Permits are, and since January 31, 2016 have been, valid and in full force and effect, and no Action is pending, or to the Seller’s Knowledge, threatened, seeking the revocation, amendment, cancellation or suspension of any such Business Permit. The Seller and its Subsidiaries are in compliance with, and since January 31, 2016 have complied with, in all material respects, all terms and conditions of the Business Permits and no default or violation (or event that, with the lapse of time or giving of notice or both, would become a default or violation) has occurred that would give rise to any right of revocation, amendment, cancellation or suspension of any Business Permit.

(c)               The Seller and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority relating to the Business, and has timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments would not reasonably be expected to be material to the Business.

Section 3.10        Environmental Matters.

(a)               Except as would not have a Material Adverse Effect, (i) since January 31, 2016, the Business has been in compliance with all applicable Environmental Laws and the Seller or one of its Subsidiaries has obtained and has been in compliance with all Environmental Permits and Environmental Laws required for the conduct of the Business, (ii) there is no Environmental Claim relating to the Business pending or, to the Seller’s Knowledge, threatened, against the Seller or any of its Subsidiaries, and all such past Environmental Claims have been finally and fully resolved, and (iii) to the Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Materials, that could reasonably be expected to form the basis of any Environmental Claim relating to the Business against the Seller or any of its Subsidiaries or require any Remedial Action by the Business pursuant to applicable Environmental Law.

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(b)               The Seller has provided to the Purchaser copies of all material studies, audits, assessments and reports, in its possession or control and issued within the past five (5) years, relating to Hazardous Materials or Environmental Claims, pertaining to the environmental condition of the real properties of the Business, or the compliance (or noncompliance) by the Seller or any of its Subsidiaries, with respect to the Business, with Environmental Laws.

Section 3.11        Real Property.

(a)               Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses, sublicenses and other occupancy agreements, together with any amendments, modifications, supplements and guarantees relating thereto, under which the Seller or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies any real property primarily held for use by the Business, including, for the avoidance of doubt, the Headquarters Lease (each, a “Leased Real Property,” and such leases, subleases, licenses, sublicenses and occupancy agreements, together with any amendments, modifications, supplements and guarantees relating thereto, the “Real Property Leases”).

(b)               The Seller or one of its Subsidiaries has a valid leasehold, subleasehold, license or similar interest in each Leased Real Property, free and clear of all Liens except for Permitted Liens. No Real Property Lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent. Either the Seller or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Real Property Lease. With respect to each Leased Real Property, neither the Seller nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof. Neither the Seller nor any of its Subsidiaries is (and, to the Seller’s Knowledge, no other party thereto is) in material default under any Real Property Lease. No written notice of any material default under any Real Property Lease, which default remains uncured, has been sent or received by the Seller or any of its Subsidiaries. To the Seller’s Knowledge, no conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a material default or breach under any Real Property Lease. Each Real Property Lease is in full force and effect, and is the valid, binding and enforceable obligation of the Seller or one of its Subsidiaries in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). To the Seller’s Knowledge, no portion of the Leased Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and there is no threatened condemnation or eminent domain action with respect thereto.

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(c)               All improvements located on the Leased Real Property and the Owned Real Property (as defined below) are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the Business to be operated in all material respects in the ordinary course of business as currently operated and as presently proposed to be operated. To the Seller’s Knowledge, no fact or condition exists which could result in the termination or reduction (other than to a de minimis extent) of the current access from the Leased Real Property or the Owned Real Property to existing roads or to sewer or other utility services presently serving such Leased Real Property and the Owned Real Property that would materially impact the use of the Leased Real Property or the Owned Real Property, as applicable. Each Owned Real Property and Leased Real Property is suitable for its current use, and no other real property is being used or is otherwise reasonably required to operate the Business as currently conducted. The Seller or one of its Subsidiaries has exclusive possession of each parcel of Owned Real Property and Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business and set forth on Section 3.11(a) or Section 3.11(d) of the Disclosure Schedule. There are no third party contracts in effect to which any of the Seller or its Subsidiaries is a party for the performance any material repairs, work, and/or capital improvements at any Owned Real Property or Leased Real Property, and there is currently no ongoing construction work in, on, or about any Owned Real Property or Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business. There are no leasing commissions due from the Seller or any of its Subsidiaries with respect to any Owned Real Property or Leased Real Property.

(d)               Section 3.11(d) of the Disclosure Schedule list all real property owned by the Seller or one of its Subsidiaries and held for use by the Business (collectively, the “Owned Real Property”). The Seller or one of its Subsidiaries has valid title to the Owned Real Property, free and clear of all Liens except for Permitted Liens. The Seller or one of its Subsidiaries has exclusive possession of each parcel of Owned Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business. No portion of the Owned Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and, to the Seller’s Knowledge, there is no threatened condemnation or eminent domain action with respect thereto. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Owned Real Property. There are no tax reduction proceedings pending with respect to all or any portion of the Owned Real Property. To the Seller’s Knowledge, except as would not have a Material Adverse Effect, (i) there is no existing breach or default by any party under any easements or restrictive covenants affecting the Owned Real Property which breach or default has not yet been cured, (ii) neither the Seller nor any of its Subsidiaries has received written notice of any default under any easements or restrictive covenants affecting the Owned Real Property which default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Owned Real Property.

Section 3.12        Tangible Personal Property; Purchased Inventory.

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(a)               The Seller or one of its Subsidiaries has good and valid title to any tangible personal property primarily used or held for use in the conduct of the Business and reflected on the Interim Financial Statements as being owned by the Seller and its Subsidiaries, free and clear of all Liens except for Permitted Liens, other than tangible personal property sold or disposed of since May 4, 2019 in the ordinary course of business. The items of tangible personal property primarily used or held for use by the Seller and its Subsidiaries in the conduct the Business (other than the Purchased Inventory, which is addressed in Section 3.12(b)) are in good working order, condition and repair consistent with normal industry standards and subject to normal wear and tear, and conform in all material respect to all applicable Laws and Business Permits, except where the failure of such tangible personal property to be as described would not be, individually or in the aggregate, material to the Business.

(b)               All Purchased Inventory (i) is of good and merchantable quality and fit for the purpose for which it was procured or manufactured (taking into account the nature of the Business with respect to the applicable type of Purchased Inventory), (ii) is held by the Seller or one of its Subsidiaries free and clear of any Liens (other than Permitted Liens) and is located on the premises of the Seller or one of its Subsidiaries, and (iii) is of a quality and quantity that is usable and saleable in the ordinary course of business, except, in each of the foregoing cases, where the failure of such Purchased Inventory to be as described would not be material to the Business. No Purchased Inventory is held by the Seller or any of its Subsidiaries as a consignee.

(c)               All items of Purchased Inventory were purchased for use in the Business by the Seller and its Subsidiaries in the ordinary course of business. All items in the Purchased Inventory have been valued at the lower of (x) cost, using the Retail Inventory Method and assuming historic costs on a last-in, first-out basis, and (y) net realizable value. The reserve for obsolescence with respect to all items of Purchased Inventory is adequate and calculated consistently with past practice in all material respects. The Purchased Inventory does not include a material amount of obsolete or slow moving items. The quantities of each item included in the Purchased Inventory are not excessive and are reasonable, in each case, in the circumstances of the Business.

Section 3.13        Intellectual Property.

(a)               The Seller or one of its Subsidiaries exclusively owns all right, title and interest in and to the Purchased Intellectual Property, free and clear of any and all Liens, except for Permitted Liens, and the Registered Intellectual Property and, to the Seller’s Knowledge, the unregistered Intellectual Property, in each case, included in the Purchased Intellectual Property is valid, subsisting and enforceable. To the Seller’s Knowledge, the Seller and each of its Subsidiaries owns or has valid licenses to use all material Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted by the Seller or such Subsidiary.

(b)               To the Seller’s Knowledge, (i) the conduct of the Business conducted by the Seller as of the date of this Agreement does not infringe, dilute, misappropriate or otherwise violate, and Seller has not engaged during the prior four (4) years in any activity that infringed, diluted, misappropriated or otherwise violated, any Intellectual Property of any other Person; and (ii) no Person is engaging, as of the date of this Agreement, in any activity that infringes, dilutes, misappropriates or otherwise violates any Purchased Intellectual Property. As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Seller’s Knowledge, threatened in writing against the Seller concerning the infringement, dilution, misappropriation or otherwise violation of any Intellectual Property of any other Person.

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(c)               The Seller has taken commercially reasonable steps to protect the confidentiality of, and protect against the misuse or misappropriation of, the material trade secrets and confidential information included in the Purchased Intellectual Property. To the Seller’s Knowledge, (i) none of the material confidential Purchased Intellectual Property has been disclosed by the Seller to any Person except pursuant to appropriate non-disclosure or license agreements governing the use thereof, and (ii) no officer, employee, contractor, consultant or agent of the Seller or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of her, his or its duties relating to the Business.

(d)               No present or former officer, director, employee, agent, outside contractor, or consultant of the Seller or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to the Purchased Intellectual Property, except as would not be material to the Business.

(e)               None of the proprietary software owned by the Seller or its Subsidiaries included in the Purchased Intellectual Property (the “Proprietary Software”) or the IT Assets used by the Business contains any computer code or any other mechanisms that (i) to the Seller’s Knowledge, contain any virus or Trojan horse, (ii) to the Seller’s Knowledge, may materially disrupt, disable, erase or harm in any way such Proprietary Software’s or IT Asset’s operation, or cause such Proprietary Software or IT Asset to materially damage or corrupt any data, hardware, storage media, programs, equipment or communications of an IT Asset or (iii) to the Seller’s Knowledge solely with respect to such IT Assets (i.e, not Proprietary Software), contain any “backdoor” or any other mechanism that would permit any Person to access such Proprietary Software or IT Asset, and data contained therein, without authorization. None of the Proprietary Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that (x) adversely affects the use, functionality or performance of such Proprietary Software or (y) fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such Proprietary Software, in each case (x) and (y), in a material manner, and there are no pending or, to the Seller’s Knowledge, threatened claims against the Seller alleging any such failure.

(f)                In the past eighteen (18) months, there have been no (i) failures or crashes affecting such IT Assets that have caused a material disruption to the Business or (ii) security breaches materially affecting such IT Assets. In connection with the Business, the Seller and its Subsidiaries have implemented and maintain commercially reasonable backup and disaster recovery policies, procedures and technologies, and have taken commercially reasonable actions to protect the integrity and security of the IT Assets used by the Business and the information stored thereon from unauthorized use, access or modification by third parties.

Section 3.14        Data Protection and Security.

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(a)               The Seller’s and its Subsidiaries’ conduct of the Business complies in all material respects with, and has since January 31, 2016 complied in all material respects with, all Data Protection Requirements applicable to the conduct of the Business.

(b)               To the Seller’s Knowledge, neither the Seller nor any of its Subsidiaries have received in connection with the Business any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Seller’s Knowledge, neither the Seller nor any of its Subsidiaries is, in connection with the Business, under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against the Seller or any of its Subsidiaries alleging any material violations of any Data Protection Requirement, including in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure of, or other adverse incident related to, Personal Data, in connection with the Business.

(c)               The Seller and its Subsidiaries have each taken commercially reasonable steps to protect (i) the operation, confidentiality, integrity, and security of the software, systems, and websites that are involved in the collection and/or processing of Personal Data in connection with the Business and (ii) Personal Data in the possession and/or control of the Seller or its Subsidiaries in connection with the Business from unauthorized use, access, disclosure, and modification.

(d)               To the Seller’s Knowledge, there has been no unauthorized access, use, or disclosure of, or other adverse events or incidents related to, Personal Data, in each case, in connection with the Business that would require notification of individuals, law enforcement, or any Governmental Authority, under any applicable Data Protection Requirement.

Section 3.15        Sufficiency of Assets. The Seller or one of its Subsidiaries has good and valid title to, a valid leasehold interest in, or a valid license to use, the Purchased Assets free and clear of all Liens except for Permitted Liens. The Purchased Assets, together with the services and licenses contemplated to be provided under this Agreement and the Transition Services Agreement, constitute all of the assets, properties, rights, services and facilities necessary and sufficient to enable the Purchaser and its Subsidiaries, immediately following the Closing, to continue to conduct the Business in substantially the same manner as conducted by the Seller and its Subsidiaries as of the date hereof and as of the Closing Date, as applicable.

Section 3.16        Material Contracts.

(a)               Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts as of the date hereof (x) to which any Transferred Entity is a party or by which any of the assets of such Transferred Entity or any Purchased Asset is bound (other than the Credit Agreements or any other documents entered into in connection therewith) or (y) which are Transferred Contracts, and which would, in each case, following the Closing by virtue of the transactions contemplated by this Agreement and the Ancillary Agreements, bind the Purchaser or any of its Affiliates (such Contracts set forth in Section 3.16(a) of the Disclosure Schedule or of the type listed below (whether entered on or prior to, or following, the date hereof), together with all amendments, modifications, supplements, exhibits, annexes, extensions and renewals thereof or thereto, the “Material Contracts”):

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(i)                 any Contract (A) evidencing Indebtedness of any of the Transferred Entities or the Business (B) creating any Lien (other than Permitted Liens) upon any assets of any Transferred Entity or any Purchased Assets;

(ii)              any license agreement pursuant to which the Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, (A) has acquired the right to use any material Intellectual Property relating to the Business, other than off-the-shelf software that is generally commercially available on non-discriminatory terms and not customized for use in the Business or (B) has granted to any third party any license to use any material Intellectual Property relating to the Business;

(iii)            any agreement providing for capital expenditures in excess of $100,000;

(iv)             any Contract for the sale of (A) any of the assets of any Transferred Entity or (B) any of the Purchased Assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

(v)               any Contract relating to any acquisition by any Transferred Entity or, with respect to the Business, the Seller or any of its Affiliates, of any operating business or the material assets, capital stock or business division of any other Person (whether through any merger, consolidation, purchase or otherwise) that was either completed during the last three (3) years or that is pending;

(vi)             any Contract containing a covenant that prohibits, limits or impairs, or purports to prohibit, limit or impair, during any period of time the ability of any Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, to (A) compete or engage in the Business or any line of business in any geographic area for any period of time; (B) solicit customers or clients; or (C) solicit or hire any employees (other than non-disclosure agreements containing such employee non-solicit or no hire provisions in the ordinary course with respect to the acquisition of any business);

(vii)          any Contract that provides for any minimum purchase obligations, “most favored nation” pricing or similar provisions or that provides for exclusive or “single source” supply, distribution, marketing, sales or similar rights to or by any third party;

(viii)        any Real Property Lease;

(ix)             any Related Party Contract and any Contract between the Seller or any of its Subsidiaries, on the one hand, and a Subsidiary of the Seller, on the other hand;

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(x)               any Contract pursuant to which a Transferred Entity or, with respect to the Business, the Seller or any of its Affiliates, makes or receives payments of more than $2,000,000 in any calendar year;

(xi)             any Contract under which any of the Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, (A) is a lessee of, or holds or operates any tangible personal property owned by any other party, or (B) is a lessor or makes available for use of any other party, any tangible personal property owned or leased by the Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, in each case of (A) or (B), for which the annual lease payments exceeds $100,000;

(xii)          any collective bargaining, shop, enterprise or recognition agreement or other Contract with any labor union, trade union or other similar association;

(xiii)        any Contract (A) creating or governing a partnership, joint venture or similar arrangement (including any stockholder, operating, limited liability company, partnership or similar agreement), (B) involving a commitment of capital or the sharing of revenues, profits or losses of the Transferred Entities or the Business, or (C) setting forth any rights (including tag-along rights, preemptive rights, rights of first refusal or rights of first offer) or restrictions or obligations (including restrictions on transfer) in respect of any Equity Interests;

(xiv)         any power of attorney granted to any Person to act on behalf of any of the Transferred Entities or, with respect to the Business, the Seller or any of its Subsidiaries;

(xv)           any Contract involving any resolution or settlement of any actual or threatened Action within the last three years (other than settlement agreements related to Excluded Liabilities);

(xvi)         each Transform Contract;

(xvii)      all Contracts with any Material Supplier;

(xviii)    each Franchise Agreement;

(xix)         each Contract with any Governmental Authority; and

(xx)           each Contract (other than any organizational documents) providing for indemnification, exculpation or advancement of expenses to any current or former officers, employees or directors of the Transferred Entities or the Seller or any of its Affiliates relating to the Business.

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(b)               Each Material Contract is a legal, valid and binding obligation of the Seller or one of its Subsidiaries, enforceable against the Seller or such Subsidiary, as applicable, and, to the Seller’s Knowledge, each other counterparty thereto, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and is in full force and effect. None of the Seller, any of its Subsidiaries or, to the Seller’s Knowledge, any other party to any Material Contract are in material breach, default or violation of or under any of the Material Contracts, and no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute such a breach, default or violation by the Seller, any of its Subsidiaries or, to the Seller’s Knowledge, any other party thereto. Neither the Seller nor any of its Subsidiaries has received any written notice of (A) any default or event that, with notice or lapse of time, or both, would constitute a default under any Material Contract, or (B) the intention of any Person to terminate any Material Contract. The Seller has made available to the Purchaser true and complete copies of all Material Contracts.

Section 3.17        Material Suppliers. Section 3.17 of the Disclosure Schedule lists the five (5) largest suppliers of the Business (measured by aggregate amounts paid or payable by the Seller and its Subsidiaries) for each of the Seller’s fiscal years 2017 and 2018 (the “Material Suppliers”). During the last twelve (12) months, (a) no Material Supplier has notified the Seller or any of its Subsidiaries that such Material Supplier intends to terminate, materially alter the volume of, or materially increase the price of, supplying products to the Business and (b) none of the Seller or its Subsidiaries has been engaged in any material dispute with any Material Supplier. During the last twelve (12) months, the Seller’s Knowledge, there has not occurred any change, event, circumstance or condition that has resulted in, or would reasonably be likely to result in, (i) a material change in the Seller’s or any of its Subsidiaries’ relationship with any Material Supplier with respect to the Business, (ii) a material decrease in the distribution channels or points for such Material Supplier’s products to the Business or (iii) a material and adverse change in the delivery, payment, discount, rebate or warranty terms that such Material Supplier has made available to the Seller or its Subsidiaries in connection with the Business, in each case, other than with respect to commercial negotiations in the ordinary course of business.

Section 3.18        Employee Benefit Plans.

(a)               Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of each material Employee Plan that is not a Company Employee Plan and separately lists each Company Employee Plan. There are no Company Employee Plans other than the Assumed Plans. No Company Employee Plan covers any employees outside of the United States. With respect to each Company Employee Plan and each material Employee Plan that is not a Company Employee Plan, the Seller has provided to the Purchaser or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Employee Plan or material Employee Plan that is not a Company Employee Plan and all amendments thereto, and a written description of any material unwritten Company Employee Plan or material Employee Plan that is not a Company Employee Plan; and (ii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority.

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(b)               Since September 7, 2012, neither the Seller nor any of its ERISA Affiliates (including any entity that was an ERISA Affiliate of the Seller since such date) has sponsored, maintained or contributed to, or been required to contribute to, any plan, and no Employee Plan is (i) subject to, whether directly or indirectly, Title IV of ERISA, including any Multiemployer Plan, or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither the Seller nor any of its ERISA Affiliates has incurred, or is reasonably expected to incur, any Liability under Title IV of ERISA. Neither the Seller nor any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal Liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to any of the Seller or any of its ERISA Affiliates. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Plan other than an Excluded Employee Plan or the imposition of any Lien on the assets of any of the Transferred Entities or on the Purchased Assets under ERISA or the Code. Each Employee Plan has been established, maintained and funded at all times in compliance with its terms and, in all material respects, with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, in each case, other than as would not result in any Liability to Purchaser or any of its Subsidiaries (including the Transferred Entities).

(c)               Each Employee Plan that is a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code has at all times since its adoption been so qualified and has received a favorable determination or opinion letter on which the Seller can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Seller, there is no reason to expect that any such determination letter would be revoked and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or tax under ERISA or the Code.

(d)               There are no pending or, to the Knowledge of the Seller, threatened actions, claims or lawsuits against or relating to any Employee Plans other than an Excluded Employee Plan. All payments required to be made under, or with respect to, any Employee Plan in respect of any Business Employee for all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Plans, applicable Law and GAAP.

(e)               Except as set forth in Section 3.18(e) of the Disclosure Schedule or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Business Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or (ii) with respect to any Business Employee, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan. The Seller has provided or made available to the Purchaser a list of all agreements, arrangements and other instruments which give rise to any of the obligations described in clauses (i) or (ii) of the immediately preceding sentence prior to the execution hereof. Neither the Seller nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Business Employee for any Tax incurred by such Business Employee, including income taxes, or taxes incurred under Section 409A or 4999 of the Code.

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(f)                The consummation of the transactions contemplated by this Agreement and/or the Merger Agreement (either alone or together with any other event) will not result in the payment or benefit (whether in cash or property or the vesting of property) by the Purchaser or any of its Affiliates (including any Transferred Entity) to a Business Employee pursuant to any Employee Plan of any amount that would not be deductible under Section 280G of the Code (whether individually or in combination with any other such payment).

(g)               Neither the Seller nor any of its Affiliates has any current or projected Liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Business Employee or any former employee of the Transferred Entities (other than coverage mandated by applicable Law).

(h)               No Severance Liabilities will be payable pursuant to the terms of any Employee Plan in the event that the Purchaser complies with its obligations pursuant to Section 6.2(a), (b), (c) and (d) below.

(i)                 Section 3.18(i) of the Disclosure Schedule sets forth a true and complete list of each payment that may be payable to each Business Employee (or, in the case of AIP bonuses to be paid to field and store employees, in the aggregate) pursuant to Section 2.05(d) of the Merger Agreement, separately stating each type of payment and the applicable payment date or event; provided, however, that such list shall (i) be based on the assumption that the Closing Date is a date in October 2019 and (ii) provide no more than an approximation of values in respect of employer payroll taxes.

Section 3.19        Labor Matters.

(a)               The Seller has delivered the Business Employee List to the Purchaser and all of the information included on the Business Employee List is true and accurate as of the date hereof. The Seller shall update and deliver to the Purchaser an updated Business Employee List at least ten (10) Business Days prior to the Closing Date to reflect (a) any terminations and new hires and reallocations permitted or consented to by the Purchaser pursuant to Section 5.1(c)(iv), (b) any Business Employee who commences a leave of absence or who returns from a leave of absence prior to the Closing Date, (c) Business Employees who are no longer employed by the Seller or a Transferred Entity, and (d) other changes agreed in writing by the Parties. Other than the Business Employees included on the Business Employee List, no employee or other individual service provider primarily provides services to the Business. To the Knowledge of the Seller, the services provided by the Business Employees constitute all of the services reasonably required to conduct and operate the Business in the same manner as of the Closing Date, in all material respects, as conducted by the Seller as of the date hereof. Each of the Business Employees is primarily dedicated to the Business.

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(b)               With respect to any Business Employee, the Seller and its Subsidiaries (including the Transferred Entities) are, and have been since January 31, 2016, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes. None of the Seller or any of its Subsidiaries is delinquent in payment to any of the Business Employees or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owned upon any termination of such person’s employment or service.

(c)               Except as set forth on Section 3.19(c) of the Disclosure Schedule, neither the Seller nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement relating to any Business Employee, and, to the Seller’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Business Employee. There are no unfair labor practice complaints pending or, to the Seller’s Knowledge, threatened in writing against the Seller or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority involving Business Employees or any current union representation questions involving Business Employees. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout involving Business Employees pending or, to the Seller’s Knowledge, threatened in writing against or affecting the Seller or any of its Subsidiaries, and there are no charges with respect to or relating to any of the Business Employees pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(d)               The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(e)               To the Knowledge of the Seller, (i) except as with respect to accepting an offer of employment from the Purchaser, no Business Executive intends to terminate his or her employment with the Seller or its Subsidiaries, as applicable, and none of the Seller or its Subsidiaries has a present intention to terminate the employment of any of the foregoing, and (ii) no Business Executive has received an offer to join a business that is competitive with the Business.

(f)                None of the Seller or any of its respective Affiliates effectuated a “plant closing” or “mass layoff” (as defined under WARN) or has taken any other action that would trigger notice or Liability with respect to any Business Employee or the Business, in each case, under any state, local or foreign plant closing notice Law. Each of the Seller, each Transferred Entity and each of their respective Affiliates, as applicable, is, and has been, in compliance in all material respects with WARN with respect to any Business Employee and the Business. Section 3.19(f) of the Disclosure Schedule sets forth a true and complete list of each former employee of the Business whose employment has been terminated involuntarily within the ninety (90) day period prior to the date hereof, together with such former employee’s work location.

(g)               To the Knowledge of the Seller, since January 1, 2014, (i) no allegations of sexual harassment or sexual misconduct have been made against any Business Employee (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of the Seller or any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Business Employee.

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Section 3.20        Taxes.

(a)               All Tax Returns required to have been filed by or with respect to the Business, the Purchased Assets and the Transferred Entities have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

(b)               All Taxes due and payable by or with respect to the Business, the Purchased Assets and the Transferred Entities (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes with respect to the Business, the Purchased Assets and the Transferred Entities did not exceed the provisions for such Taxes set forth on the face of the balance sheets (rather than in any notes thereto) included in the Financial Statements, as of the dates thereof. The Transferred Entities have not incurred any Taxes other than in the ordinary course of business since the date of the Interim Financial Statements.

(c)               All Taxes required to be deducted or withheld under any applicable Law by or with respect to the Business, the Purchased Assets and the Transferred Entities have been timely withheld and paid over to the appropriate Governmental Authority.

(d)               No audit, litigation, examination, contest or other proceeding relating to Taxes of or with respect to the Business, the Purchased Assets and the Transferred Entities is currently in progress, pending or, to the Knowledge of the Seller, threatened. There is no proposed deficiency or assessment from any Governmental Authority with respect to Taxes for which the Transferred Entities or the Purchaser (with respect to the Business or the Purchased Assets) may be liable. No deficiencies or adjustments for any Taxes have been proposed, asserted or assessed against or with respect to the Business, the Purchased Assets or the Transferred Entities.

(e)               None of the Transferred Entities is a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than an agreement the principal subject matter of which is not Taxes).

(f)                No claim has been made by a Governmental Authority in a jurisdiction in which (i) the Seller has not filed a Tax Return with respect to the Business and the Purchased Assets or (ii) the Transferred Entities have not filed a Tax Return, that it is or may be subject to taxation by that jurisdiction.

(g)               No ruling, technical advice memorandum or similar document from any Governmental Authority has been received with respect to the Business, the Purchased Assets and the Transferred Entities with respect to Taxes.

(h)               None of the Transferred Entities (i) has been a member of a consolidated, combined, unitary, or affiliated Tax group (other than by reason of the Transferred Entities being treated as disregarded entities for income tax purposes) or (ii) has any actual or potential liability for Taxes of another Person by reason of having been a member of a consolidated, combined, unitary, or affiliated Tax group, by operation of Law, as a transferee or successor, by contract or otherwise.

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(i)                 None of the Transferred Entities (i) currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, (ii) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency or (iii) made or entered into any material consent or agreement as to Taxes that will remain in effect following the Closing Date.

(j)                 There are no encumbrances for Taxes (other than Permitted Liens) upon any of the Purchased Assets or any of the Transferred Entities’ assets.

(k)               Each Transferred Entity, is, and has been since its inception, treated and properly classified as a disregarded entity for purposes of U.S. federal and applicable state income Tax purposes and has not made any filing with any taxing authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes.

Section 3.21        Brokers. Except for PJ Solomon, L.P. and PJ Solomon Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries and for which the Purchaser or any Transferred Entity could become liable.

Section 3.22        Anti-Corruption. The Seller and its Subsidiaries, and its and their respective directors, officers, employees and, to the Seller’s Knowledge, any other Persons acting on its or their behalf, are and have been in compliance with all applicable U.S. (federal, state, and local) and non-U.S. anti-corruption or anti-bribery Laws (including with each provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, including 15 U.S.C. §§ 78dd-1, et seq. and 15 U.S.C. § 78m(b)(2)), and all rules and regulations promulgated under any such Laws (collectively, the “Anti-Corruption Laws”), in each case, with respect to the Business. None of the Seller or its Subsidiaries, or any of its or their respective directors, officers, employees or, to the Seller’s Knowledge, any other Person acting on its or their behalf, has (i) been charged with or convicted of violating any Anti-Corruption Laws or (ii) been subjected to any investigation by a Governmental Authority for the potential violation of any Anti-Corruption Laws, in each case, with respect to the Business.

Section 3.23        Economic Sanctions Compliance. The Seller and each of its Subsidiaries is and has been since January 31, 2016 in compliance with all applicable economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), in each case, with respect to the Business. To the Knowledge of the Seller, since January 31, 2016, none of the Seller or its Subsidiaries has engaged in, nor is it engaging in, any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any person in Cuba, Iran, Syria, North Korea, or the Crimea region of Ukraine, in each case, with respect to the Business. Without limiting the foregoing, there have been no Actions, nor are there any pending, or to the Seller’s Knowledge, any threatened Actions, by any Governmental Authority of potential violations against the Seller or any of its Subsidiaries with respect to compliance with economic sanctions laws or regulations, in each case, relating to the Business.

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Section 3.24        Product Warranties; Product Recalls.

(a)               None of the Seller or any of its Subsidiaries processes or is responsible for making any payments in respect of warranty claims made in respect of products sold or provided by the Seller or any of its Subsidiaries. All such warranty claims are handled directly by the applicable manufacturers or suppliers to the Seller and its Subsidiaries of such products.

(b)               Since January 31, 2016, with respect to the Business, the Seller and its Subsidiaries have not (i) received written notice of (and, to the Seller’s Knowledge, there have not been) any Actions declaring any of the goods, products or inventory sold or distributed by the Seller or its Subsidiaries to be defective or unsafe, (ii) issued or received any recalls with respect to any of their goods, products or inventory or (iii) received written notice of (and, to the Seller’s Knowledge, there have not been) any recalls ordered by any Governmental Authority with respect to any such goods, products or inventory.

Section 3.25        Franchise Matters.

(a)               The Franchisor is the only Person that has operated the Franchise System or sold Franchises of the Business. All such Franchises were sold and/or operated only in the United States of America. Solely for purposes of this Section 3.25, the term “Business” shall not be deemed to include the operation of the Buddy’s Home Furnishings stores by the Seller and its Subsidiaries.

(b)               Section 3.25(b) of the Disclosure Schedule sets forth a complete and accurate list of the Franchisees of the Franchise System, indicating the address of each franchised Sears Outlet store operated by the Franchisee and the scheduled expiration date of the Franchise Agreement evidencing such franchised Sears Outlet store. Except as set forth in the Franchise Agreements, the Franchisor is not limited in its right to grant Franchises or develop (or grant rights to any other Person to develop) any business that competes with any Franchise of the Business.

(c)               Each Franchise Agreement is similar in all material respects to the form of Franchise Agreement contained in the FDD that was issued to the applicable Franchisee, except for deviations from such form that are contained in such Franchise Agreement or an addendum to such Franchise Agreement, a copy of which has been made available to Purchaser. There are no oral modifications of any Franchise Agreement or oral agreements between any Franchisee and Franchisor relating to matters pertaining to material obligations of such Franchisee thereunder.

(d)               Since January 31, 2016, the Franchisor has been at all times in compliance in all material respects with all applicable Franchise Laws in connection with the offer or sale of Franchises of the Business, relationships with Franchisees, the operation of the Franchise System and the termination, non-renewal and transfers of Franchises of the Business and, to the Seller’s Knowledge, no current or former Franchisee or any Governmental Authority has alleged that Franchisor has failed to comply in all material respects with any applicable Franchise Laws during its operation of the Franchise System. No financial performance representations (as defined in the FTC Rule) or any other representations concerning actual or projected revenues, earnings, income or profits have been made to any Franchisee or any prospective Franchisee by the Franchisor or any franchise broker, agent or other franchise seller (as defined in the FTC Rule) of the Franchisor, other than as disclosed in the franchise disclosure document for the Franchise System. All FDDs that the Franchisor has used to offer or sell Franchises at any time since January 31, 2016 were prepared and delivered to prospective Franchisees in compliance in all material respects with Franchise Laws.

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(e)               Each Franchisee who left the Franchise System since December 1, 2015 has executed agreements with the Franchisor which released the Franchisor and its Subsidiaries and affiliates from any and all Liabilities and claims that such Franchisee had, has or may have against the Franchisor and its Affiliates which relate in any way to the Franchisee’s Franchise Agreement.

(f)                Since January 31, 2016, all rebates, allowances, discounts or other payments or remunerations received by the Franchisor or the Seller from vendors, suppliers or other third parties, on account of any Franchisee’s direct or indirect purchases from those vendors, suppliers or third parties, have been received, administered, disclosed and spent in accordance with the operation manuals utilized by the Franchise System, all Franchise Laws, the FDDs delivered to such Franchisees, the applicable Franchise Agreement, and other applicable Contracts associated with the Franchise System, in each case, in all material respects. Except as set forth in the Franchise Agreements, there are no material restrictions on the Franchisor’s use of any such rebates, allowances, discounts or other payments or remuneration for any purpose.

(g)               Since January 31, 2016, no Person has alleged, to the Seller’s Knowledge, the Franchisor to be, and the Franchisor has not received any written complaint, allegation or notice of inquiry or investigation from any Franchisee, employee of a Franchisee, third party or Governmental Authority, alleging that the Franchisor is or may be joint employers with, or subject to joint employment liability with, any Franchisee. The Franchisor has properly classified each Franchisee as an independent contractor and not an employee under applicable Law, and to the Seller’s Knowledge, no written allegation has been made since January 31, 2016 that any Franchisee or any of a Franchisee’s employees have been or are employees of the Franchisor, the Seller or any of its Subsidiaries or improperly classified as independent contractors in accordance with applicable Law.

Section 3.26        Transactions with Related Parties. Since January 31, 2016, except as set forth on Section 3.26 of the Disclosure Schedule, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Seller or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, in each case, with respect to the Business (each, a “Related Party Contract”).

Section 3.27        Seller Disclosure Documents. Each document required to be filed by the Seller with the SEC or required to be distributed or otherwise disseminated to the stockholders of the Seller in connection with the transactions contemplated by this Agreement (including the Information Statement) and any amendments or supplements thereto, will, when filed, distributed or disseminated, as applicable, (a) comply as to form in all material respects with the requirements of the Exchange Act and applicable state Law and (b) assuming that any information supplied by the Purchaser or its Subsidiaries or any ESL Person for inclusion therein does not or will not, as applicable, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

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Section 3.28        Insurance. Section 3.28 of the Disclosure Schedule lists each material insurance policy maintained by the Seller or any of its Subsidiaries with respect to the Business (including its properties, assets, directors, officers and employees). Such policies are in amounts and have coverages adequate to satisfy the insurance-related requirements set forth in any Contract to which any Transferred Entity is a party or by which any assets or properties of the Business are bound. All such insurance policies are in full force and effect. Neither the Seller nor any its Subsidiaries is in material default with respect to its obligations under any such insurance policies or has received written notice of cancellation or termination in respect of any such policy, and, to Knowledge of the Seller, no cancellation or termination of any such policy is pending or threatened. During the past three (3) years, neither the Seller nor any of its Subsidiaries has received written notice from any insurers denying any claims.

Section 3.29        No Other Representations and Warranties. The Seller acknowledges and agrees that (i) other than the representations and warranties expressly made by the Purchaser in Article IV (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement) and the representations and warranties expressly made by the Purchaser in any Ancillary Agreement, none of the Purchaser, any of the Purchaser’s Representatives or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, and (ii) except in the case of Fraud, the Seller and its Affiliates will have no right or remedy (and none of the Purchaser, the Purchaser’s Representatives and any other Person will have any Liability whatsoever) arising out of, and the Seller expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to the Purchaser, any of the Purchaser’s Representatives or any other Person, other than the representations and warranties expressly set forth in Article IV (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement) and the representations and warranties of the Purchaser in any Ancillary Agreement, and the rights of the Seller expressly set forth in this Agreement or any such Ancillary Agreement, as applicable, in respect of such representations and warranties.

Article IV
Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

Section 4.1            Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party will have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

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Section 4.2            No Conflict. Assuming that all Consents described in Section 4.3 have been obtained, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.3            Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Purchaser do not and will not require any Consent of any Governmental Authority, except where failure to obtain such Consent would not reasonably be expected to prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4            Financing.

(a)               The Purchaser has delivered to the Seller true and complete copies of executed commitment letters with the lenders and arrangers party thereto (collectively, the “Lenders”) (including (i) all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (other than any fee letters) and (ii) any fee or engagement letters with the Lenders associated therewith that contain any conditions to funding or “flex” provisions, but excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) (collectively, the “Debt Commitment Letters”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the transactions contemplated by this Agreement (the “Debt Financing”). The Purchaser has also delivered to the Seller a true and complete copy of the executed equity commitment letter (including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement), dated as of the date of this Agreement, between Parent and the Investor (the “Equity Commitment” and together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which the Investor has agreed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the funds required to pay the Closing Payment upon the Closing pursuant to this Agreement (the “Equity Financing” and, together with the Debt Financing, the “Acquisition Financing”). The Financing Commitments, together with any available cash of Parent and its Subsidiaries, will be sufficient for the Purchaser to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. The Purchaser or Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The Seller is an express third party beneficiary of the Equity Commitment and is entitled to enforce such agreement, and the Investor has agreed, subject in all respects to Section 10.14(b), not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or the Seller, as applicable, has an adequate remedy at law.

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(b)               As of the date of this Agreement, the Financing Commitments are in full force and effect and are the legal, valid and binding obligation of the Purchaser (in the case of the Debt Commitment Letters), Parent (in the case of the Equity Commitment) and, to the Purchaser’s Knowledge, the other parties thereto, enforceable against such parties in accordance with their terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. As of the date of this Agreement, the obligations of the Lenders and the Investor, as applicable, to fund the commitments under the Financing Commitments are not subject to any conditions other than as expressly set forth in the Financing Commitments. Except as previously disclosed to the Seller, as of the date of this Agreement, there are no side letters, understandings or other agreements, arrangements or other Contracts relating to the funding or investing, as applicable, of the full amount of the Acquisition Financing other than as expressly set forth in the Financing Commitments furnished to the Seller pursuant to Section 4.4(a). As of the date of this Agreement, to the Purchaser’s Knowledge, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by the Purchaser or Parent. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement, to the Purchaser’s Knowledge, there are no facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitments not being satisfied or (ii) the Acquisition Financing not being made available to the Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, (A) none of the Financing Commitments have been amended or modified and (B) the respective commitments contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect. Notwithstanding anything in this Agreement to the contrary, the Purchaser acknowledges and agrees that the obtaining of all or any part of the Acquisition Financing is not a condition to Closing or the consummation of the transactions contemplated by this Agreement, and that, irrespective and independently of the availability of the Acquisition Financing, the Purchaser shall be obligated to pay the Purchase Price and meet all its financial obligations under this Agreement and the Ancillary Agreements, subject only to the satisfaction or waiver of the conditions set forth in Article VII.

Section 4.5            Solvency. The Purchaser is not entering into this Agreement, and the Purchaser and Parent (as applicable) are not entering into the Financing Commitments, with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the Acquisition Financing pursuant to the Financing Commitments and the payment of the Closing Payment and the payment of the fees and expenses of the Purchaser and its Affiliates incurred in connection with the Closing, and assuming that (i) the representations and warranties made by the Seller herein are true and correct, (ii) the Seller has complied in all material respects with its covenants and other agreements hereunder and (iii) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied:

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(a)               the Purchaser will own property and assets that have a fair saleable value (determined on a going concern basis) greater than the total amount required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities);

(b)               the Purchaser will be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c)               the Purchaser will have adequate capital to carry on its business as currently conducted.

Section 4.6            Litigation. There is no Action by or against the Purchaser pending, or to the Purchaser’s Knowledge, threatened, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated by this Agreement or any Ancillary Agreement or (b) affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement.

Section 4.7            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

Section 4.8            Purchaser Disclosure Documents. Each document required to be filed by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement and any amendments or supplements thereto, will, when filed, distributed or disseminated, as applicable, (a) comply as to form in all material respects with the requirements of the Exchange Act and applicable state Law and (b) assuming that any information supplied by the Seller or its Subsidiaries for inclusion therein does not or will not, as applicable, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

Section 4.9            Independent Investigation; No Other Representations and Warranties.

(a)               The Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Business and its operations, assets, condition (financial or otherwise) and prospects. The Purchaser and its Representatives have been provided with access to the personnel, properties, premises, records and other documents and information of and relating to the Business for such purpose. The Purchaser has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement made by, on behalf of or relating to the Seller, the Seller’s Representatives or the Business except for the representations and warranties expressly set forth in Article III (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement and as such representations and warranties may be qualified by the Disclosure Schedule) and in any Ancillary Agreement.

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(b)               The Purchaser acknowledges and agrees that (i) other than the representations and warranties expressly made by the Seller in Article III (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement and as such representations and warranties may be qualified by the Disclosure Schedule) and the representations and warranties expressly made by the Seller in any Ancillary Agreement, none of the Seller, any of the Seller’s Representatives or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Purchased Assets, the Equity Interests or the Assumed Liabilities, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Business following the Closing, (C) the accuracy or completeness of any information regarding the Business made available to the Purchaser and its Representatives in connection with this Agreement or their investigation of the Business, (D) the ability of the Purchaser to successfully and timely complete any migration off the Seller’s or its Affiliates’ information technology systems and data, and (ii) except in the case of Fraud or in respect of the Purchaser’s rights against any insurer under any R&W Insurance Policy, the Purchaser will have no right or remedy (and none of the Seller, the Seller’s Representatives or any other Person will have any Liability whatsoever) arising out of, and the Purchaser expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to the Seller, any of the Seller’s Representatives or the Business, including in any materials, documentation or other information regarding the Business made available to the Purchaser or any of its Representatives in connection with this Agreement or their investigation of the Business (including the Confidential Information Memorandum, dated June 2019, and any other information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article III (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement and as such representations and warranties may be qualified by the Disclosure Schedule) and the representations and warranties expressly made by the Seller in any Ancillary Agreement, and the rights of the Purchaser expressly set forth in this Agreement or any such Ancillary Agreement, as applicable, in respect of such representations and warranties.

Article V
Covenants

Section 5.1            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as (w) otherwise expressly provided in this Agreement, (x) set forth in Section 5.1 of the Disclosure Schedule, (y) required by any Law or Governmental Order applicable to the Seller or any of its Subsidiaries or the assets or operation of the Business or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

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(a)               the Seller shall, and shall cause its Subsidiaries to, (i) operate the Business in the ordinary course (including with respect to the purchase and sale of inventory, the collection of accounts receivable and the payment of accounts payable), (ii) use commercially reasonable efforts to complete the information technology projects specified on Section 5.1(a)(ii) of the Disclosure Schedule, (iii) use commercially reasonable efforts to preserve the current operations, organization and goodwill of the Business and its current relationships with customers, suppliers, vendors and key employees and any other material commercial or business relationships of the Business, (iv) timely file any Tax Return required to be filed and timely pay any Taxes due and payable by or with respect to the Business, the Purchased Assets and the Transferred Entities, taking into account any automatic extensions, and (v) use commercially reasonable efforts to make the capital expenditures described in Section 5.1(a)(v) of the Disclosure Schedule in accordance with the schedule described therein; provided, however, that the failure of the Seller or any of its Subsidiaries to take any action prohibited by  Section 5.1(b) or Section 5.1(c) shall not be deemed a breach of this Section 5.1(a);

(b)               the Seller shall cause each of the Transferred Entities not to:

(i)                 (A) amend or propose to amend its governing or organizational documents, whether by merger, consolidation or otherwise, or (B) split, combine, subdivide, recapitalize or reclassify its outstanding capital stock or equity interests;

(ii)              (A) issue, sell, pledge, mortgage, encumber, transfer or dispose of or agree to issue, sell, pledge, mortgage, encumber, transfer or dispose of, any shares of, or options, warrants or rights of any kind to acquire any shares of, its capital stock or equity securities of any class, any debt or equity securities which are convertible into or exchangeable for such capital stock or equity securities, or any contingent value rights, “phantom” stock, stock appreciation rights, profit participation or similar securities or rights that are derivative of, or provide economic benefit based on, directly or indirectly, the value or price of such capital stock or equity securities (collectively, “Equity Securities”), or amend any term or provision of any outstanding Equity Securities or make any change to its capital structure, or (B) purchase, redeem or otherwise acquire or cancel, or offer to purchase, redeem or otherwise acquire or cancel any Equity Interests or other Equity Securities;

(iii)            incur, assume, guarantee or otherwise become liable with respect to any Indebtedness (other than any Indebtedness that constitutes an Excluded Liability) that is not paid off (or, in the case of any guarantee or similar obligation, not defeased or released) substantially contemporaneously with or prior to the Closing, or amend the terms of any such Indebtedness (except for any Outlet Sale Amendments or other amendments to the Credit Agreements that do not increase the aggregate principal amount thereof or that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements);

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(iv)             declare, set aside or pay any dividend or other distribution of Permitted Cash (except to the extent permitted by Section 5.13) or equity interests, property or any combination thereof in respect of any shares of its Equity Interests or other Equity Securities;

(v)               adopt any plan of, or consummate, any merger, consolidation, other business combination, reorganization, liquidation or dissolution or file a petition of bankruptcy under any provision of bankruptcy Law; or

(vi)             agree, resolve or commit to take any of the actions specified in this Section 5.1(b); and

(c)               with respect to the Business, the Seller shall not, and shall cause its Subsidiaries (including the Transferred Entities) not to:

(i)                 (A) sell, assign, transfer or acquire any assets, real property or business (other than (x) acquisitions with third parties in the ordinary course of business where such assets, real property or business have a fair market value of less than $500,000, (y) sales and acquisitions of inventory in the ordinary course of business) and (z) collateral assignments to the extent permitted by the immediately succeeding clause (B)) or (B) create or cause or permit the creation of any Lien on any assets or property included in or constituting the Equity Interests or the Purchased Assets, other than Permitted Liens;

(ii)              grant or announce any increase in the salaries, bonuses, annual long-term incentive awards or other benefits or compensation to any Business Employees, other than as required by Law, pursuant to any Employee Plans existing on the date hereof and set forth on Section 3.18(a) of the Disclosure Schedule or as explicitly contemplated hereunder;

(iii)            accelerate the vesting, funding, or payment of any compensation or benefits, bonus, equity or equity-based award of any Business Employee, except as explicitly contemplated by Section 2.05 of the Merger Agreement;

(iv)             other than as required by an Employee Plan set forth on Section 3.18(a) of the Disclosure Schedule or as explicitly contemplated hereunder, (A) enter into, amend or terminate any Company Employee Plan (or any plan, program, agreement or arrangement that would be a Company Employee Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (B) terminate without “cause” any Business Employee or other individual service provider engaged in the Business who is eligible to earn a base salary or base compensation equal to or greater than $150,000, (C) hire or engage any new employee or other individual service provider engaged in the Business who is eligible to earn a base salary or base compensation equal to or greater than $150,000, (D) make any loan to any present Business Employee (other than advancement of expenses in the ordinary course of business consistent with past practices), or (E) enter into, amend or terminate any collective bargaining, works council or similar agreement with a labor union, works council or similar employee representative body relating to any Business Employee;

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(v)               other than in the ordinary course of business, (A) enter into, amend or terminate any Material Contract or Real Property Lease or (B) otherwise waive or release any material right, claim or benefit of the Seller or any of its Subsidiaries under any Material Contract or Real Property Lease;

(vi)             enter into any commitment for, or make any, capital expenditures of the Business in excess of $500,000, individually or in the aggregate, except to the extent set forth on the most recent capital expenditure budget for fiscal year 2019 made available to the Purchaser;

(vii)          change or amend any method of accounting or accounting practice or policy used by the Seller or any of its Subsidiaries (as it relates to the Business), or change or amend in any material respect (A) any credit and collection policies of the Business or (B) any policies, procedures or other practices with respect to accounts receivable, accounts payable, expenses, working capital, cash management, accrual of revenue, payments, intercompany receivables or intercompany payables of the Business, in each case, other than any changes or amendments required by Law or GAAP;

(viii)        change in any material respect any inventory procurement, inventory management or product sales policies, procedures or practices;

(ix)             assign, transfer, sell, license, abandon, cancel, permit to lapse or enter the public domain or otherwise dispose of any material Purchased Intellectual Property other than, in each case, (A) non-exclusive licenses granted in the ordinary course of business consistent with past practice and (B) any collateral assignment to the extent permitted by Section 5.1(c)(i);

(x)               settle, waive, release or compromise (or consent to the entry of any judgment in respect of) any Actions of the Seller or any of its Subsidiaries to the extent such claims are not Excluded Liabilities, other than settlements of any such Actions against the Seller or any of its Subsidiaries (A) solely for money damages payable prior to the Closing Date not in excess of $500,000, individually or in the aggregate, and that do not impose any injunctive or other equitable relief on the Seller or any of its Subsidiaries and would not reasonably be expected to result in the amendment, termination or revocation of any Business Permit, (B) that do not involve any Material Supplier, and (C) that include a full and unconditional release and waiver of claims against the Transferred Entities and the Business;

(xi)             change or make any Tax election, change any Tax accounting period, change or adopt any method of Tax accounting, file any amendment to a Tax Return, enter into any closing agreement with respect to Taxes, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund of Taxes, or settle or compromise any Tax claim or assessment;

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(xii)          make any loans, capital contributions or advances to, investments in, or guarantees for the benefit of, any Person (except to employees in the ordinary course of business (to the extent not forgivable upon the Closing)) or cancel or forgive any debts owed to or claims held by the Transferred Entities or in respect of the Business;

(xiii)        cancel (and not replace on substantially similar terms to the extent available), reduce or fail to renew any insurance coverage under commercial insurance policies covering the Business; or

(xiv)         agree or commit to take any of the actions specified in this Section 5.1(c).

Section 5.2            Access to Information.

(a)               From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause its Representatives to, (i) afford the Purchaser and its Representatives reasonable access to the offices, properties and books and records of the Seller and its Subsidiaries to the extent related to the Business or any Business Employee and (ii) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided that any such access or furnishing of information shall be conducted at the Purchaser’s sole expense, during normal business hours, under the supervision of the Seller’s personnel and in a manner that minimizes disruption of the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Purchaser if such disclosure would, as reasonably determined by the Seller’s counsel, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Laws (including any Regulatory Law) or binding agreement with a third party entered into prior to the date hereof; provided that, in each case, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(b)               Solely in order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, for purposes of compliance with securities, employment and other Laws and for Tax and financial reporting purposes (but, in each case, not with respect to any dispute between the Parties), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s sole expense, photocopies), during normal business hours under the supervision of the Purchaser’s personnel and in a manner that minimizes disruption of the normal operations of the Purchaser’s business, to such books and records; provided that the Purchaser shall notify the Seller at least forty-five (45) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller the opportunity to copy such books and records, at the Seller’s sole expense, in accordance with this Section 5.2(b); and provided, further, that any Tax information shall be provided on a pro forma basis (solely with respect to the Business). Notwithstanding the foregoing, the Purchaser shall not be required to disclose any information to the Seller or its Representatives if such disclosure would, as reasonably determined by the Purchaser’s counsel, (A) waive any attorney-client or other legal privilege or (B) contravene any applicable Laws or any binding agreement with a third party not entered into for the purposes of frustrating the rights granted to the Seller under this Section 5.2(b); provided, that, in each case, the Purchaser shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

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(c)               Solely in order to facilitate the resolution of any claims made against or incurred by the Purchaser relating to the Business, for purposes of compliance with securities, employment and other Laws and for Tax and financial reporting purposes (but, in each case, not with respect to any dispute between the Parties), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the portion of the Business conducted by it relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s sole expense, photocopies), during normal business hours under the supervision of the Seller’s personnel and in a manner that minimizes disruption of the normal operations of the Purchaser’s business, to such books and records; provided that the Seller shall notify the Purchaser at least forty-five (45) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Purchaser the opportunity to copy such books and records, at the Purchaser’s sole expense, in accordance with this Section 5.2(c); and provided, further, that any Tax information shall be provided on a pro forma basis (solely with respect to the Business). Notwithstanding the foregoing, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Purchaser or its Representatives if such disclosure would, as reasonably determined by the Seller’s counsel, (A) waive any attorney-client or other legal privilege or (B) contravene any applicable Laws or any binding agreement with a third party not entered into for the purposes of frustrating the rights granted to the Purchaser under this Section 5.2(c); provided, that, in each case, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(d)               No investigation or access pursuant to this Section 5.2 or information provided, made available or delivered pursuant to this Agreement, will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.

Section 5.3            Confidentiality.

(a)               The terms of the Confidentiality Agreement, dated as of June 4, 2019 (the “Confidentiality Agreement”), by and between the Seller and Vintage Capital Management LLC are incorporated herein by reference and shall continue in full force and effect until the consummation of the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.3 shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) relating to the Business or the transactions contemplated by this Agreement, and all other terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

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(b)               Nothing provided to the Purchaser pursuant to Section 5.2(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any information provided to the Purchaser pursuant to Section 5.2(a) or otherwise by the Seller or any of its Representatives shall be treated as Information (as defined in the Confidentiality Agreement) under, and shall be subject to the terms and conditions of, the Confidentiality Agreement.

(c)               From and after the Closing until the date that is two (2) years after the Closing Date, the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential any non-public information to the extent related to the Business and learned or otherwise obtained by the Seller or any of its Affiliates prior to the Closing; provided, however, that the Seller shall not be liable hereunder with respect to any disclosure of any such information to the extent such disclosure is reasonably determined by the Seller (with the advice of counsel) to be required by any applicable Law or Governmental Order, including applicable rules of any securities exchange on which the Seller’s securities are traded. In the event that the Seller or any of its Affiliates or its or their Representatives intend to disclose any such non-public information pursuant to the exception noted in the proviso above, the Seller shall, (i) to the extent permitted by applicable Law and practicable under the circumstances, provide the Purchaser with prompt written notice of such intended disclosure, and (ii) use commercially reasonable efforts to preserve the confidentiality of such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes generally available to the public after the Closing other than as a result of a disclosure by the Seller or any of its Affiliates or its or their respective Representatives in breach of this Section 5.3(c) or (B) becomes available to the Seller or any of its Affiliates or its or their respective Representatives after the Closing from a source other than the Purchaser or its Subsidiaries or its or their respective Representatives if the source of such information is not known, after reasonably inquiry under the circumstances, by the Seller or its Affiliates or its or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or professional obligation or duty of confidentiality to, the Purchaser or its Affiliates or any Vintage Person with respect to such information.

Section 5.4            Regulatory Authorizations.

(a)               Each of the Purchaser and the Seller shall use its reasonable best efforts to promptly obtain all Consents of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will use reasonable best efforts to cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

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(b)               Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.4(a), the Purchaser agrees to use, and to cause its Affiliates to use, reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than the Outside Date, including (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Business or the Purchaser or its Affiliates, (ii) terminating existing relationships, contractual rights or obligations of the Business or the Purchaser or its Affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Business or the Purchaser or its Affiliates or (v) effectuating any other change or restructuring of the Business or the Purchaser or its Affiliates (any such action in clauses (i) through (v), a “Remedy Action”) (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing; provided that any such Remedy Action may be conditioned upon the occurrence of the Closing) in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Purchaser shall not be obligated to (or be obligated to cause any of its Affiliates to) take any Remedy Action that would, or would be reasonably likely to, result in a Material Adverse Effect or a material adverse effect on the business, assets, operations or financial condition of the Purchaser and its Affiliates (including, after giving effect to the Closing, the Transferred Entities), taken as a whole.

(c)               Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance, and consider in good faith the view of the other Parties regarding, any proposed communication by such Party to any Governmental Authority. No Party shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or discussion. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as any Party may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Purchaser and the Seller shall provide each other with copies of all correspondence, filings or written communications, or summaries of any oral communications, between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with contractual arrangements or applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 5.5            Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the Sale.

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Section 5.6            Further Action. The Purchaser and the Seller shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing provisions of this Section 5.6, prior to the Closing, the Seller shall, and shall cause its Subsidiaries and their respective Representatives to, use commercially reasonable efforts to obtain executed copies of the agreements, documents and instruments described in Section 7.1(c).

Section 5.7            Misallocated Assets and Misdirected Payments and Correspondence.

(a)               If, following the Closing, any right, property or asset not forming part of the Business is found to be owned or held by the Purchaser or any Transferred Entity, or any right, property or asset that is not a Purchased Asset is otherwise found to have been transferred to the Purchaser in error, then the Purchaser shall transfer at no cost to the Seller such right, property or asset (and any related Liability) as soon as practicable to the Seller. If, following the Closing, any right, property or asset that is a Purchased Asset is found to have been retained by the Seller or any of its Subsidiaries, then the Seller shall transfer, or cause such Subsidiary to transfer, at no cost to the Purchaser, such right, property or asset (and any related Liability) as soon as practicable to the Purchaser.

(b)               Following the Closing, the Seller shall promptly forward to the Purchaser (i) any payment which per the terms of this Agreement belongs to the Purchaser that is received by the Seller or any of its Subsidiaries after the Closing and (ii) copies of any communications received by the Seller or any of its Subsidiaries after the Closing from a customer or other business partner to the extent related to the Business.

(c)               Following the Closing, the Purchaser shall promptly forward to the Seller (i) any payment which per the terms of this Agreement belongs to the Seller that is received by the Purchaser or any of its Subsidiaries after the Closing and (ii) copies of any communications received by the Purchaser or any of its Subsidiaries after the Closing from a customer or other business partner to the extent related to the Retained Business.

Section 5.8            Tax Matters.

(a)               Transfer Taxes. The Seller shall be liable for and shall pay one hundred percent (100%) of all Transfer Taxes imposed or arising with respect to the sale and purchase hereunder of the Transferred Entities and Purchased Assets, unless and to the extent any such Transfer Taxes are included in the calculation of Transaction Expenses pursuant to this Agreement. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file, such Tax Return.

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(b)               Tax Cooperation. Without limiting the obligations set forth in Section 5.2, each Party agrees to furnish or cause to be furnished to the others, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Taxes. Each of the Purchaser and the Seller shall retain all books and records in their possession with respect to Taxes of the Transferred Entities, the Purchased Assets or the Business for a period of at least seven (7) years following the Closing Date. Without limiting the foregoing, the Seller will cooperate with the Purchaser, if the Purchaser so elects, to enable the Purchaser to utilize, at the sole expense of the Purchaser, the Transferred Entities’ existing tax return preparation firm through a separate billing arrangement between the Purchaser, on the one hand, and the accounting firm, on the other hand.

(c)               Post-Closing Actions. Without the Seller’s consent, the Purchaser shall not, and shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt) to (i) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns relating to the Purchased Assets or the Business (other than the Transferred Entities) for any Pre-Closing Period or (ii) on the Closing Date after the Closing, take any action relating to Taxes outside the ordinary course of business (other than as expressly contemplated by this Agreement).

Section 5.9            Representations and Warranties Insurance. Prior to the Closing, subject to the other provisions of this Article V, the Seller and its Affiliates and Representatives shall reasonably cooperate with the Purchaser and its Representatives in connection with responding to any reasonable additional diligence requests by any insurer under any R&W Insurance Policy and other matters reasonably required by such insurer under such R&W Insurance Policy to bring down and finalize coverage under such R&W Insurance Policy at the Closing.

Section 5.10        Financing; Financing Cooperation.

(a)               Financing.

(i)                 The Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including any “flex” provisions contained in any fee letter) and, if required to satisfy the Closing Payment, to obtain the Equity Financing on the terms and conditions described in the Equity Commitment and, prior to the Closing, shall not, and shall cause Parent not to, permit any amendment or modification to be made to, replacement of, or any waiver of any provision or remedy under, the Financing Commitments or the definitive agreements with respect thereto, if such amendment, modification, replacement or waiver would (A) reduce the aggregate amount of the Acquisition Financing (including by changing the amount of fees to be paid or original issue discount except in connection with the exercise of any “flex” provisions) below the amount necessary to satisfy the Closing Payment or (B) impose new or additional conditions precedent or otherwise expand, amend, replace or modify any of the conditions precedent to the receipt of the Acquisition Financing or other terms in a manner that would reasonably be expected to (I) delay, impair or prevent the consummation of the Sale, (II) make the timely funding of the Acquisition Financing or satisfaction of the conditions to obtaining the Acquisition Financing materially less likely to occur or (III) adversely impact the ability of the Purchaser or Parent (as applicable) to enforce its rights against other parties to the Financing Commitments or to draw upon and consummate the Acquisition Financing. Any reference in this Agreement to (1) “Acquisition Financing” or “Lenders” shall include the lenders and financing contemplated by the Financing Commitments as amended, replaced or modified in compliance with this Section 5.10(a) and (2) “Financing Commitments”, “Equity Commitment” or “Debt Commitment Letters” shall include such documents as amended, replaced or modified in compliance with this Section 5.10(a).

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(ii)              The Purchaser shall use its commercially reasonable efforts to (A) subject to Section 5.10(a)(i) and Section 5.10(a)(iii), maintain in effect and satisfy, and cause Parent to satisfy, on a timely basis all conditions set forth in the Financing Commitments within the Purchaser’s or Parent’s (as applicable) control in accordance with the terms and subject to the conditions thereof, (B) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) no less favorable to the Purchaser than those contained in the Debt Commitment Letters and related fee letters, (C) satisfy all conditions to such definitive agreements that are applicable to the Purchaser that are within the Purchaser’s control, (D) draw upon and consummate the Debt Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Debt Commitment Letters and, if required to satisfy the Closing Payment, cause Parent to draw upon and consummate the Equity Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Equity Commitment, and (E) upon satisfaction of all of the conditions herein to the Purchaser’s obligations to effect the Closing (except as set forth in Section 7.4) and satisfaction of the conditions precedent to the initial funding set forth in the Debt Commitment Letters, at the request of the Seller, enforce its rights under the Debt Commitment Letters to draw upon and consummate the Debt Financing, subject to the terms and conditions of the Debt Commitment Letters and, if required to satisfy the Closing Payment, at the request of the Seller, cause Parent to enforce its rights under the Equity Commitment to draw upon and consummate the Equity Financing, subject to the terms and conditions of the Equity Commitment. Upon the request of the Seller, the Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Purchaser shall notify the Seller promptly after the Purchaser or Parent becomes aware thereof, (I) of any material breach or default by any party to any Financing Commitments or definitive documents related to the Acquisition Financing, (II) of the receipt by the Purchaser of any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Acquisition Financing) from any Acquisition Financing source with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Acquisition Financing of any provisions of the Financing Commitments or any definitive document related to the Acquisition Financing or (III) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Purchaser or Parent (as applicable) to obtain all or any portion of the Acquisition Financing necessary to consummate the transactions contemplated by this Agreement.

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(iii)            If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Debt Commitment Letters, the Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions no less favorable, in the aggregate, to the Purchaser than those contained in the Debt Commitment Letters and the related fee letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which (to the extent applicable) shall replace the existing Debt Commitment Letter, a copy of which shall be promptly provided to the Seller. In the event that any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Lenders,” or the “Debt Financing” shall mean the lenders debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (B) below and (B) any reference in this Agreement to the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.

(b)               Financing Cooperation. In connection with the Debt Financing, the Seller shall use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting advisors, to provide (in all cases prior to the Closing), reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser and that is necessary or customary and is reasonably requested by the Purchaser in connection with the Purchaser’s efforts to obtain the Debt Financing, including using commercially reasonable efforts to:

(i)                 as promptly as practicable furnish the Purchaser with information regarding the Business customarily included in marketing materials for financings similar to the financings contemplated by the Debt Commitment Letter;

(ii)              upon reasonable prior notice, reasonably participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, and drafting sessions and otherwise reasonably cooperate with customary marketing efforts for any of the debt financing contemplated by the Debt Commitment Letter;

(iii)            reasonably assist the Purchaser and the Lenders with the timely preparation of any customary bank information memoranda, lender presentations, investor presentations and similar customary documents for use in connection with the financing contemplated by the Debt Commitment Letter;

(iv)             cause the Transferred Entities to promptly execute and deliver to the Purchaser and the Lenders at least four Business Days prior to the Closing Date all documentation and other information with respect to the Business that is required in connection with the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, provided that such documentation and other information is requested at least eight Business Days prior to the Closing Date; and

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(v)               cause the Transferred Entities to execute and deliver as of Closing (but not prior to Closing) any guarantee, pledge and security documents, and other definitive financing documents, or other certificates or documents as may be reasonably requested by the Purchaser or the Lenders (but not including any certificate from any officer or employee of the Business with respect to solvency matters) it being understood that such documents will not take effect until the Closing, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the financing contemplated by the Debt Commitment Letter (including using commercially reasonable efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers to the extent intended to constitute collateral in respect of the Debt Financing), it being understood that such pledge and such documents with not take effect until the Closing;

provided that, in connection with complying with this Section 5.10(b), (A) none of the Seller, any of its Subsidiaries or any of their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other Representatives shall be required to pay (or agree to pay) any commitment or other fee or incur any Liability with respect to matters relating to the Debt Financing or enter into any agreement in connection with the Debt Financing (except to the extent with regard to a Transferred Entity and effective upon or after the Closing), (B) the Seller and its Subsidiaries and their respective officers and employees shall not be required to take any action that would materially and unreasonably interfere with the operation of the business of the Seller or any of its Subsidiaries, (C) no such cooperation shall be required to the extent that it would (i) cause any condition to Closing in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) reasonably be expected to cause any director, officer or employee of the Seller or any of its Subsidiaries to incur any personal liability or (iii) cause any breach of any applicable Law or any Material Contract or organizational document to which the Seller or any of its Subsidiaries is a party, (D) Seller and its Subsidiaries other than the Transferred Entities shall not be required to enter into, execute, or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation except as otherwise expressly contemplated by this Agreement, and (E) the only financial statements that the Seller or any of its Subsidiaries shall be required to deliver in connection with this Section 5.10(b) shall be the Financial Statements. Nothing in this Agreement will require the Seller or any of its Subsidiaries or any of its or their respective Representatives to provide (or be deemed to require the Seller or any of its Subsidiaries to prepare) in connection with the Debt Financing (1) a third-party solvency opinion, (2) any legal opinions or (3) any projections, pro forma financial statements or proposed debt and equity capitalization that is required for such pro forma financial statements relating to the transactions contemplated hereby or the Debt Financing (provided, customary information for Purchaser to prepare pro forma financial statements shall not be excluded by this clause (3)).

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(c)               The Purchaser shall, promptly upon the written request of the Seller, reimburse the Seller for all reasonable and documented out-of-pocket third party costs incurred by the Seller or any of its Representatives in connection with cooperation provided for in Section 5.10(b) and shall indemnify and hold harmless the Seller and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Seller or any of its Subsidiaries to the extent such information was materially inaccurate or misleading), other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Seller and its Representative. All non-public or otherwise confidential information regarding the Seller or any of its Subsidiaries obtained by the Purchaser or its representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement and Section 5.3.

Section 5.11        Intellectual Property Cross-License.

(a)               The Purchaser acknowledges and agrees that neither the Purchaser nor any of its Subsidiaries is purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by the Seller or any of its Subsidiaries (other than under the Transition Services Agreement or pursuant to this Section 5.11 and the Purchased Assets). The Purchaser further acknowledges and agrees that (other than pursuant to Section 5.11(b)) neither the Purchaser nor any of its Subsidiaries is purchasing, acquiring or otherwise obtaining any right, title or interest in or to, or shall make any use of, the names “Sears Hometown and Outlet” and “theshocorp.com” or any Trademarks included in the Excluded Intellectual Property (collectively, the “Seller Marks”) or any other name or source identifiers confusingly similar thereto including, in each case, any registrations and applications thereof.

(b)               Effective upon the Closing, the Seller shall, and shall cause its Subsidiaries to, grant, and does hereby grant, to the Purchaser and its Subsidiaries (collectively, the “Purchaser Licensees”), a limited, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free right and license to use the Seller Marks (other than any Internet domain names that are used in the Retained Business as of the Closing Date and, for the avoidance of doubt, any Trademarks licensed to the Purchaser or its Subsidiaries under the Transferred Contracts, including under the Specified Transform Contracts) that are used or held for use (as demonstrated by a bona fide, documented intention of future use prior to the Closing Date) in the Business as of the Closing Date for a period of one hundred and eighty (180) days following the Closing solely in connection with the conduct and operation of the Business as conducted as of the Closing Date for uses substantially similar to those of the Business prior to the Closing Date. After such period, the Purchaser shall, and shall cause its Subsidiaries, to cease use of the Seller Marks, and any other name or source identifier confusingly similar thereto, and to remove or obliterate such Seller Marks and such similar names and source identifiers from any and all of the Purchaser Licensees’ promotional materials, products, labels packaging and other documentation and materials, or destroy each of the foregoing, and provide the Seller with a signed certification that the requirements of this Section 5.11(b) have been satisfied. In addition to any and all other available remedies, from and after the Closing Date, a Seller Indemnified Party (as defined below) shall be indemnified and held harmless by the Purchaser from and against any and all Losses to the extent arising out of or resulting from the use of the Seller Marks by the Purchaser Licensees (whether in accordance with the terms and conditions of this Section 5.11(b) or in violation of or outside the scope permitted by this Section 5.11(b)). Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.11(b), the Seller, in addition to any other remedies available to the Seller, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser Licensees from any such breach or threatened breach.

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(c)               Effective as of the Closing Date, the Seller shall, and shall cause its Subsidiaries to, grant, and does hereby grant, a perpetual, worldwide, exclusive, irrevocable, transferable (solely as set forth in Section 5.11(d)), sublicenseable (solely as set forth in Section 5.11(d)), royalty-free, fully paid-up license to the Purchaser Licensees in, to and under any and all Intellectual Property (excluding Trademarks) that is used or held for use (as demonstrated by a bona fide, documented intention of future use) in connection with the operation of the Business and natural extensions thereof as conducted or contemplated to be conducted (as demonstrated by a bona fide, documented intention of future use) prior to the Closing Date and owned by the Seller or any of its Subsidiaries as of the Closing Date following consummation of the transactions contemplated by this Agreement (the “Retained Intellectual Property”), to use the Retained Intellectual Property in connection with the conduct and operation of the Business and all natural extensions thereof following the Closing. The foregoing license includes the right for the Purchaser Licensees to make, and have made on their behalf, copies, modifications, enhancements, derivative works and improvements (collectively, “Improvements”) of or to the Retained Intellectual Property, and as between the Parties, (i) any and all such Improvements made by the Purchaser Licensees shall be owned by the Purchaser or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Seller or its Subsidiaries, subject to the Seller’s or one of its Subsidiaries’ underlying rights in the Retained Intellectual Property and (ii) any Improvements of or to the Retained Intellectual Property made by the Seller or its Subsidiaries shall be owned by the Seller or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Purchaser or its Subsidiaries. Neither the Purchaser nor any of its Subsidiaries shall use the Retained Intellectual Property except as expressly authorized in this Section 5.11(c). The Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to safeguard and maintain the confidentiality of any confidential Retained Intellectual Property and shall not provide or disclose any confidential Retained Intellectual Property to any third parties, except as expressly provided herein, without the Seller’s prior written consent.

(d)               The Purchaser Licensees may sublicense the rights granted in Section 5.11(c) without prior written consent of the Seller only to their suppliers, manufacturers, service providers, contractors, consultants, or representatives for the purpose of providing products and services in connection with the Business to, or otherwise acting on behalf of and at the direction of, the Purchaser or its Subsidiaries (and not for any such supplier’s, manufacturer’s, service provider’s, contractor’s, consultant’s or representative’s, as applicable, independent benefit); provided that (i) each such sublicensee is under a written obligation to comply with terms at least as restrictive as those set forth in Section 5.11(c) and (ii) the sublicense is granted in a manner consistent with the operation of the Business as a whole. The Purchaser shall remain liable for any breaches by its or any of the other Purchaser Licensees’ sublicensees of this Section 5.11. The Purchaser Licensees may not assign the rights granted to them in the Retained Intellectual Property in Section 5.11(c) without the express written consent of the Seller; provided, however, that without the prior written consent of the Seller, the Purchaser Licensees may assign any of their rights or obligations in Section 5.11(c) following the Closing, to a buyer in the sale of all or substantially all of the assets of the Business as operated by the Purchaser Licensees hereunder or pledge or assign such rights or obligations in connection with any debt financing. For the avoidance of doubt, the license granted in Section 5.11(c) will survive a change of control of the Purchaser, following which the successor of the Purchaser will be deemed “the Purchaser” for all purposes.

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(e)               Effective upon the Closing, the Purchaser shall, and shall cause its Affiliates to, grant, and does hereby grant, to the Seller and its Subsidiaries (collectively, the “Seller Licensees”), a limited, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free right and license to use the Trademarks included in the Purchased Assets (collectively, the “Purchaser Marks”) that are used or held for use (as demonstrated by a bona fide, documented intention of future use prior to the Closing Date) in the Retained Business as of the Closing Date for a period of one hundred and eighty (180) days following the Closing solely in connection with the conduct and operation of the Seller’s or such Subsidiary’s business as conducted as of the Closing Date for uses substantially similar to those of the Retained Business prior to the Closing Date. After such period, the Seller shall, and shall cause its Subsidiaries to, cease use of the Purchaser Marks and any other name or source identifier confusingly similar thereto and to remove or obliterate such Purchaser Marks and any such other name or source identifier from any and all of the Seller Licensees’ promotional materials, products, labels packaging and other documentation and materials, or destroy each of the foregoing, and provide the Purchaser with a signed certification that the requirements of this Section 5.11(e) have been satisfied. In addition to any and all other available remedies, from and after the Closing Date, a Purchaser Indemnified Party (as defined below) shall be indemnified and held harmless by the Seller from and against any and all Losses to the extent arising out of or resulting from the use of the Purchaser Marks by the Seller Licensees (whether in accordance with the terms and conditions of this Section 5.11(e) or in violation of or outside the scope permitted by this Section 5.11(e)). Notwithstanding anything in this Agreement to the contrary, the Seller hereby acknowledges that in the event of any breach or threatened breach of this Section 5.11(e), the Purchaser, in addition to any other remedies available to the Purchaser, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Seller Licensees from any such breach or threatened breach.

(f)                Effective as of the Closing Date, the Purchaser shall, and shall cause its Subsidiaries to, grant, and does hereby grant, a perpetual, worldwide, exclusive, irrevocable, transferable (solely as set forth in Section 5.11(g)), sublicenseable (solely as set forth in Section 5.11(g)), royalty-free, fully paid-up license to the Seller Licensees in, to and under any and all Intellectual Property (excluding Trademarks) that is used or held for use (as demonstrated by a bona fide, documented intention of future use) in connection with the operation of the Retained Business and natural extensions thereof as conducted or contemplated to be conducted (as demonstrated by a bona fide, documented intention of future use) prior to the Closing Date, and owned by the Purchaser or its Subsidiaries as of the Closing Date following consummation of the transactions contemplated by this Agreement (the “Purchaser Intellectual Property”), to use the Purchaser Intellectual Property in connection with the conduct and operation of the Seller Licensees’ businesses and all natural extensions thereof following the Closing. The foregoing license includes the right for the Seller Licensees to make, and have made on their behalf Improvements of or to the Purchaser Intellectual Property, and as between the Parties, (i) any and all such Improvements made by the Seller Licensees shall be owned by the Seller or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Purchaser or its Subsidiaries, subject to the Seller’s or one of its Subsidiaries’ underlying rights in the Purchaser Intellectual Property and (ii) any Improvements of or to the Purchaser Intellectual Property made by the Purchaser or its Subsidiaries shall be owned by the Purchaser or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Seller or its Subsidiaries. Neither the Seller nor any of its Subsidiaries shall use the Purchaser Intellectual Property except as expressly authorized in this Section 5.11(f). The Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to safeguard and maintain the confidentiality of any confidential Purchaser Intellectual Property and shall not provide or disclose any confidential Purchaser Intellectual Property to any third parties, except as expressly provided herein, without the Purchaser’s prior written consent.

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(g)               The Seller Licensees may sublicense the rights granted in Section 5.11(f) without prior written consent of the Purchaser only to their suppliers, manufacturers, service providers, contractors, consultants, or representatives for the purpose of providing products and services in connection with their businesses to, or otherwise acting on behalf of and at the direction of, the Seller or its Subsidiaries (and not for any such supplier’s, manufacturer’s, service provider’s, contractor’s, consultant’s or representative’s, as applicable, independent benefit); provided that (i) each such sublicensee is under a written obligation to comply with terms at least as restrictive as those set forth in Section 5.11(f) and (ii) the sublicense is granted in a manner consistent with the operation of the Seller Licensees’ businesses as a whole. The Seller shall remain liable for any breaches by its or any of the other Seller Licensees’ sublicensees of this Section 5.11. The Seller Licensees may not assign the rights granted to them in the Purchaser Intellectual Property in this Section 5.11 without the express written consent of the Purchaser; provided, however, that without the prior written consent of the Purchaser, the Seller Licensees may assign any of their rights or obligations in this Section 5.11 following the Closing to a buyer in the sale of all or substantially all of the assets of the Retained Business as operated by the Seller Licensees hereunder or pledge or assign such rights or obligations in connection with any debt financing. For the avoidance of doubt, the licenses granted in Section 5.11(e) and Section 5.11(f) will survive a change of control of the Seller, following which the successor of the Seller will be deemed “the Seller” for all purposes.

(h)               To the extent permissible under applicable Law, no Party shall challenge the validity, enforceability, registrability or ownership of the Trademarks licensed to such Party by any other Party under this Agreement.

(i)                 The licenses granted in this Section 5.11 are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. As licensees of such rights under this Agreement, each Party and its respective Subsidiaries shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Upon the commencement of bankruptcy or insolvency proceedings by or against the licensor party under the Bankruptcy Code, (i) each Party and its respective Subsidiaries shall be entitled to retain all of their rights under this Section 5.11 and (ii) for the avoidance of doubt, if such licensor party rejects this Agreement, the licenses granted in this Section 5.11 shall not be deemed to be automatically terminated without action by the licensee.

Section 5.12        Transition Services. Prior to the Closing Date, the Seller and the Purchaser shall negotiate in good faith and finalize the form of a transition services agreement (the “Transition Services Agreement”) to be entered into at the Closing pursuant to which the Seller and its Affiliates will provide to the Purchaser and its Affiliates, and the Purchaser and its Affiliates will provide to the Seller and its Affiliates, certain transition, migration and separation services mutually agreed upon by the Seller and the Purchaser, which shall include those services specified in Section 5.12 of the Disclosure Schedule and any other services that may be requested to be received by the Purchaser or the Seller and that were provided by the Seller or its Affiliates to the Business or by the Business to the Seller or its Affiliates (other than the Transferred Entities), as applicable, in the six (6) months prior to the Closing Date. Each service under the Transition Services Agreement shall be provided for a period of six (6) months following the Closing Date, or to the extent a different term for such service is agreed to or is provided in Section 5.12 of the Disclosure Schedule, such different term (such term, the “Initial Term”). The Initial Term in respect of such service shall be subject to an extension for up to three (3) months by the service recipient, which extension the service provider shall grant if, at the end of the Initial Term, the service recipient has undertaken in good faith to complete the transition, migration or separation of such service prior to the end of the Initial Term but has not yet completed such transition or migration. Either service recipient shall be entitled to terminate all or any of the services provided to it or its Affiliates thereunder, for any reason or for no reason, at any time upon at least thirty (30) days’ prior written notice to the service provider. The Transition Services Agreement will provide that in consideration for the services provided under the Transition Services Agreement, the service recipient shall pay to the service provider (a) with respect to each service described in Section 5.12 of the Disclosure Schedule, the amount provided with respect to such service, and (b) with respect to any other requested service, the amount of such service provider’s reasonable costs incurred in providing such service (which costs shall be determined using a methodology reasonably consistent with the determination of the fees charged by such service provider set forth on Section 5.12 of the Disclosure Schedule) or such other amount as may be agreed to by the service provider and the service recipient.

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Section 5.13        Cash Distribution. Prior to the Closing Date, the Seller shall cause each of the Transferred Entities to distribute to the Seller all cash that would otherwise be held by such Transferred Entity as of the Effective Time; provided that the Seller and its Subsidiaries (including the Transferred Entities) shall not distribute (or cause to be distributed) any cash to the extent that it would result in the amount of cash held in store facilities of the Business to be less than $200,000 in the aggregate as of the Effective Time.

Section 5.14        Release of Credit Support Arrangements. Prior to the Closing, the Purchaser shall use its commercially reasonable efforts to, effective as of the Closing, (i) obtain replacements for the Credit Support Arrangements or (ii) arrange for itself or one of its Subsidiaries to be substituted as the obligor for the Credit Support Arrangements and, in each case, obtain the release of the Seller and its Subsidiaries (excluding any of the Transferred Entities) from any such Credit Support Arrangements; provided that, to the extent any Credit Support Arrangement supports or facilitates transactions or obligations of any portion of the Retained Business in addition to transactions or obligations of any portion of the Business, the foregoing clauses (i) and (ii) shall apply only to that portion of such Credit Support Arrangement that supports or facilitates transactions or obligations of the Business. If the Purchaser cannot obtain the release of the Seller and its Subsidiaries (excluding the Transferred Entities) from any such Credit Support Arrangements effective as of or prior to the Closing, from and after the Closing the Purchaser shall indemnify and hold the Seller and such Subsidiaries harmless for any Losses incurred by the Seller or such Subsidiaries with respect to such Credit Support Arrangements to the extent that such Losses relate to the Business.

Section 5.15        Information Statement.

(a)               The Purchaser acknowledges that the Seller prepared and filed with the SEC the Information Statement in preliminary form on or around July 26, 2019. The Seller shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with the Purchaser) to respond to any comments or requests for additional information made by the SEC with respect to the Information Statement.

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(b)               As promptly as reasonably practicable after the Information Statement has been cleared by the SEC, the Seller shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Seller’s stockholders of record.

(c)               The Purchaser shall reasonably cooperate with the Seller in any revision of the Information Statement relating to this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) the Purchaser will furnish to the Seller the information relating to it and its Affiliates (for this purpose, including any Vintage Person) to the extent required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Seller, and (ii) prior to the filing with the SEC or the mailing to the stockholders of the Seller of the Information Statement, the Seller shall provide the Purchaser with a reasonable opportunity to review and comment on, and the Seller shall reasonably consider all comments reasonably proposed by the Purchaser with respect to, portions of the Information Statement relating to this Agreement and the transactions contemplated hereby. The Seller shall promptly (A) notify the Purchaser upon the receipt of any comments or requests from the SEC and its staff related to the Information Statement and (B) provide the Purchaser with copies of all correspondence between the Seller and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Information Statement and this Agreement and the transactions contemplated hereby.

Section 5.16        Insurance Matters.

(a)               From and after the Closing, the Transferred Entities and the Business shall cease to be insured by the insurance policies of Seller and its Subsidiaries for claims occurring on or after the Closing. With respect to occurrences, acts, omissions, claims, or circumstances prior to the Closing relating to the Business or the employees and former employees of the Business that are covered by the Seller’s and its Subsidiaries’ occurrence-based insurance policies (the “Retained Seller Insurance Policies”), following the Closing, the Purchaser may submit to Seller and Seller shall (and shall cause its Subsidiaries to), on behalf of the Business, make claims under such Retained Seller Insurance Policies subject to the terms and conditions of such Retained Seller Insurance Policies and pay to the Purchaser the amounts received by the Seller or any of its Subsidiaries in respect of such claims under such Retained Seller Insurance Policies, to the extent such coverage and limits are available under such policies and programs; provided, however, that the Purchaser shall indemnify the Seller and its Subsidiaries for, and pay to them the amount of any reasonable and documented out-of-pocket fees and expenses or other Losses (including any increased insurance premiums) incurred by the Seller and its Subsidiaries in connection with or as a result of the making of any such claims. Nothing in this Section 5.16(a) shall require the Seller to continue any Retained Seller Insurance Policy or prevent the Seller from amending the terms of or terminating any such Retained Seller Insurance Policy.

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(b)               Prior to, but effective upon, the consummation of the Merger, the Seller shall purchase, and maintain in effect for a period of six (6) years thereafter, the D&O Insurance.

Section 5.17        Exclusive Dealing. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and it shall cause its Subsidiaries and its and their respective Representatives and Affiliates not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or actively encourage the submission of, or any inquiries with respect to, any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person, information with respect to any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal. The Seller shall, and shall cause its Subsidiaries and its and their respective Representatives and Affiliates to, immediately terminate all discussions with Persons other than the Purchaser and its Affiliates concerning any Acquisition Proposal, including terminating access to any electronic or other data room maintained in connection with a potential strategic transaction regarding the Business. Any breach of this Section 5.17 by Representatives or Affiliates of the Seller or any of its Subsidiaries will be deemed a breach by the Seller.

Section 5.18        Financial Information. From and after the date hereof (including after the Closing), the Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts to prepare and deliver to the Purchaser and its Representatives such financial information regarding the Business and the historical performance thereof as the Purchaser may reasonably request, including such financial information as the Purchaser may reasonably request in connection with the preparation by the Purchaser of (a) pro forma financial statements that reflect the consummation of the transactions contemplated hereby and (b) any financial statements (including audited financial statements) in respect of the Business that the Purchaser may require to comply with federal securities Laws, including Rule 3-05 and Rule 8-02 of Regulation S-X; provided that, from and after the Closing Date, the Seller shall not be obligated to prepare any new financial information that cannot be prepared by the Seller without the expenditure by the Seller of a material amount of time and effort. The Purchaser shall reimburse the Seller or any Subsidiary thereof for any costs incurred in preparing such information (which costs shall be determined using a methodology reasonably consistent with the determination of the fees charged by the Seller set forth on Section 5.12 of the Disclosure Schedule).

Section 5.19        Certain Covenants. From and after the date hereof until the Closing, the Seller shall, and shall cause each of its Subsidiaries to, as applicable, (a) enforce its rights and the obligations of Transform and its Affiliates (as applicable) under, the Merger Agreement, the Letter Agreement and any other agreements entered into in connection with the Merger Agreement or the Letter Agreement by the Seller and its Subsidiaries, on the one hand, and Transform and its Affiliates, on the other hand, in each case, to the extent relating to the transactions contemplated by this Agreement and the Ancillary Agreements, and (b) not amend, modify or waive any provision of the Merger Agreement, the Letter Agreement or any other agreements entered into in connection therewith in a manner that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. If the Closing would not reasonably be likely to occur prior to the Outside Date, then the Seller agrees that if the Purchaser so elects and to the extent the Seller is permitted to do so under the Merger Agreement and/or the Letter Agreement, the Seller will extend the “Outlet Closing Deadline” in accordance with the Merger Agreement and the Letter Agreement to permit the Closing to occur prior to the Outside Date; provided that his Section 5.19 shall not be construed to require that the Seller seek or obtain any extension of the Credit Agreement Default Waiver Expiration Date.

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Section 5.20        Mutual Release.

(a)               Effective upon the Closing and without further action by any Person, the Seller, on behalf of itself and each of its Subsidiaries (other than the Transferred Entities) (each, a “Seller Releasing Person”), hereby irrevocably, unconditionally and fully waives, acquits, remises, and forever discharges and releases each of the Purchaser, its direct parent entity and the Transferred Entities (collectively, the “Purchaser Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case arising or occurring or that could have arisen or occurred from any actions, omissions or state of facts occurring, not occurring or in existence (whether or not known) on or prior to the Closing and whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, arrangement, or understanding, whether written or oral (other than this Agreement and any Ancillary Agreement) or otherwise at law or in equity (collectively, the “Seller Released Claims”), and the Seller, on behalf of itself and each other Seller Releasing Person, covenants and agrees not to sue, assert or otherwise seek to recover any amounts in any forum in regard to any Seller Released Claims from any of the Purchaser Released Parties (except as provided in this Agreement or any Ancillary Agreement, in each case, only to the extent set forth herein or therein). The Seller, on behalf of itself and each other Seller Releasing Person, acknowledges and agrees that facts in addition to or different from those which are now known or believed to be true with respect to the subject matter of this release may hereafter be discovered, but the Seller, on behalf of itself and each other Seller Releasing Person, agrees to remain bound hereby and hereby fully releases all Seller Released Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Seller Released Claims. Without limitation of the foregoing, the Seller, on behalf of itself and each other Seller Releasing Person, hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release.

(b)               Effective upon the Closing and without further action by any Person, the Purchaser, on behalf of itself and each of the Transferred Entities (each, a “Purchaser Releasing Person”), hereby irrevocably, unconditionally and fully waives, acquits, remises, and forever discharges and releases each of the Seller and its Subsidiaries (other than the Transferred Entities) (collectively, the “Seller Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case arising or occurring or that could have arisen or occurred from any actions, omissions or state of facts occurring, not occurring or in existence (whether or not known) on or prior to the Closing and whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, arrangement, or understanding, whether written or oral (other than this Agreement and any Ancillary Agreement) or otherwise at law or in equity (collectively, the “Purchaser Released Claims”), and the Purchaser, on behalf of itself and each other Purchaser Releasing Person, covenants and agrees not to sue, assert or otherwise seek to recover any amounts in any forum in regard to any Purchaser Released Claims from any of the Seller Released Parties (except as provided in this Agreement or any Ancillary Agreement, in each case, only to the extent set forth herein or therein). The Purchaser, on behalf of itself and each other Purchaser Releasing Person, acknowledges and agrees that facts in addition to or different from those which are now known or believed to be true with respect to the subject matter of this release may hereafter be discovered, but the Purchaser, on behalf of itself and each other Purchaser Releasing Person, agrees to remain bound hereby and hereby fully releases all Purchaser Released Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Purchaser Released Claims. Without limitation of the foregoing, the Purchaser, on behalf of itself and each other Purchaser Releasing Person, hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release.

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(c)               Section 1542 of the California Civil Code provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(d)               For the avoidance of doubt, nothing in this Section 5.20 constitutes, or shall be deemed to constitute, a release of any claim that any party to this Agreement or any Ancillary Agreement may have hereunder or thereunder.

Article VI
Employee Matters

Section 6.1            List of Employees. Following the date hereof and through the Closing Date, the Seller shall regularly update the Business Employee List to reflect changes in accordance with Section 3.19(a).

Section 6.2            Offer of Employment.

(a)               At least ten (10) Business Days prior to the Closing, the Purchaser shall, or shall cause one of its Affiliates to, provide to each (i) Offeree Employee listed in the Business Employee List, including any such Offeree Employee on vacation or paid time off as of the Closing and excluding Inactive Offeree Employees (as defined below) an offer of employment in writing, or (ii) Transferred Entity Employee a written notice setting forth the terms and conditions of such Transferred Entity Employee’s continued employment with a Transferred Entity. The Purchaser shall cause all offers of employment and all notices of continued employment to: (x) state that the Purchaser will assume all accrued vacation and sick leave on the Closing Date and (y) provide compensation and benefits in accordance with Section 6.2(c). In the case of offers of employment, the Purchaser shall promptly (and in any event within two (2) Business Days of becoming aware that any such employee is not accepting the Purchaser’s offer of employment) notify the Seller in writing if any such employee rejects such offer of employment. In the case of offers of employment to the Offeree Employees set forth on Section 6.2(a) of the Disclosure Schedule (such Offeree Employees, the “Delayed Transfer Executives”), the offer letter shall comply in all respects with the requirements of this Section 6.2(a), except, with respect to timing, such offer shall be to commence active employment with the Purchaser or one of its Affiliates (including a Transferred Entity) on the earlier of (x) the date on which the closing of the Merger occurs and (y) the date that is seven (7) Business Days following the Closing Date. As used herein, “Transferred Employee” means each (i) Transferred Entity Employee, as well as each (ii) Offeree Employee who affirmatively accepts the Purchaser’s offer of employment pursuant to this Section 6.2(a).

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(b)               Immediately following the date on which any Offeree Employee who is on an approved short-term disability, long-term disability leave, workers compensation leave or other approved leave of absence (each, an “Inactive Offeree Employee”) returns to active duty and subject to receipt of notice from the Seller at least five (5) Business Days prior to such date, the Purchaser shall, or shall cause one of its Affiliates to, provide an offer of employment to such Inactive Offeree Employee with an offer letter that complies in all respects with the requirements of Section 6.2(a), except with respect to timing, such offer shall be to commence active employment with the Purchaser or one of its Affiliates (including a Transferred Entity) within ten (10) days following such Inactive Offeree Employee’s return to active status (the date of such return, the “Employment Commencement Date”). For the avoidance of doubt, the Purchaser shall be under no obligation to offer employment to any Inactive Offeree Employee who has not returned to active employment on or prior to the date on which such Inactive Offeree Employee is entitled to reinstatement pursuant to applicable Law (the “Last Reinstatement Date”). The Purchaser shall reimburse the Seller for compensation costs (including the employer portion of payroll taxes) other than any costs incurred pursuant to any Excluded Employee Plan incurred by the Seller in respect of service provided by any Inactive Offeree Employee during the period commencing on the Closing Date and ending on the earlier of the Employment Commencement Date of such Inactive Offeree Employee or the Last Reinstatement Date of such Inactive Offeree Employee; provided, however, that the Purchaser shall be under no obligation to reimburse the Seller in accordance with this sentence for any compensation costs covered by the Seller’s or any of its Affiliates’ insurance in respect of any Inactive Offeree Employee who is on an approved long-term disability leave under any long-term disability plan or policy (it being understood and agreed that the Purchaser shall be under no obligation to reimburse for any compensation costs that would have been covered by the Seller’s or any of its Affiliates’ insurance in the event Seller or its Affiliates elect not to maintain coverage that is at least as favorable to the Seller and its Subsidiaries as the coverage maintained as of the date hereof).

(c)               For a period of one (1) year following the Closing Date, the Purchaser shall provide each Transferred Employee who is employed by the Purchaser or one of its Subsidiaries during such period with compensation (including a full year bonus opportunity for the 2020 fiscal year) and benefits (other than equity-based compensation, defined benefit pension benefits and retiree medical benefits) that, in the reasonable discretion of the Purchaser, are either (i) no less favorable in the aggregate than such Transferred Employee’s compensation and benefits as in effect immediately prior to the Effective Time or (ii) no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of the Purchaser from time to time.

(d)               Following the Closing Date, the Purchaser shall, subject to applicable Law, give each Transferred Employee full credit for prior service with the Seller and its Subsidiaries (including the Transferred Entities) for purposes of (i) waiting periods to participate and vesting under any employee benefit plans (other than defined benefit pension plans and equity or other long term incentive plans) and (ii) determination of benefit levels relating solely to vacation, sick, personal time off or severance plans and policies, in each case, for which the Transferred Employee is otherwise eligible and in which the Transferred Employee is offered participation, in each case, except (A) if such credit would result in a duplication of benefits, (B) such service was not credited under the corresponding Employee Plan immediately prior to Closing Date, (C) to the extent prior service (whether service with a predecessor employer or service with the Purchaser and its Affiliates) is not generally credited under such plan for other employees of the Purchaser and its Affiliates, or (D) for purposes of any retiree health and welfare plan or agreement. In addition, the Purchaser shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Seller or its Subsidiaries applicable to such Transferred Employee prior to the Effective Time. Notwithstanding anything contained herein to the contrary, Transferred Employees who are employed by the Purchaser or any of its Affiliates as of and after the Closing pursuant to the Labor Agreements shall be provided the benefits that are required by the respective Labor Agreement as in effect from time to time.

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(e)               Except as otherwise provided in this Agreement, from and after the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries (including a Transferred Entity) to, and the Purchaser shall take all actions necessary to cause the Purchaser or its applicable Subsidiary to, assume any and all Liabilities, obligations and rights arising prior to, on and after the Closing Date (or the applicable Employment Commencement Date, if later) pursuant to each individual employment and severance agreement set forth on Section 6.2(e)(i) of the Disclosure Schedule (each, an “Assumed Plan”), such assumption to be effective as of the Closing Date (or the applicable Employment Commencement Date, if later). Further, the Purchaser shall, or shall cause an Affiliate to, assume the Seller’s and its Subsidiaries’ (including the Transferred Entities’) obligations to pay the portion of the annual bonuses, if any, that become payable to Transferred Employees in respect of the portion of the 2019 fiscal year from the Closing Date through December 31, 2019, that become payable to Transferred Employees pursuant to the bonus plans and agreements set forth on Section 6.2(e)(ii) of the Disclosure Schedule (which shall also contain a true and complete description of all applicable performance objectives and targets) in accordance with and subject to the terms and conditions set forth therein (including the achievement of any applicable performance objectives), such amounts to be paid at the same time as annual bonuses are payable to other similarly-situated employees of Purchaser and its Affiliates and subject to the applicable Transferred Employee’s continued employment through the applicable payment date.

(f)                As soon as reasonably practicable after the Closing, with respect to each Transferred Employee who is a participant in the Sears Hometown and Outlet Stores 401(k) Savings Plan (the “Seller DC Plan”), the Seller shall cause the plan administrator of the Seller DC Plan to provide each such Transferred Employee with the right (but not the obligation) to receive a distribution of such Transferred Employee’s vested interest under the Seller DC Plan and the option to elect to roll over such Transferred Employee’s vested interest in the Seller DC Plan to a defined contribution plan established or maintained by the Purchaser or one of its Affiliates (each, a “Purchaser DC Plan”) intended to be qualified under Section 401(a) of the Code. Effective (i) as of the Closing Date, the Seller shall, or shall cause its Subsidiaries to, cause the Transferred Employees to cease participation under the Seller DC Plan and (ii) as of the Closing Date, or as soon as practicable thereafter, the Purchaser shall, or shall cause its Affiliates to, cause the Transferred Employees to be eligible to participate in the Purchaser DC Plan. The Purchaser shall take, or shall cause one of its Affiliates to take, all such action as may be necessary or appropriate (including amending the Purchaser DC Plans, if necessary) to permit the Transferred Employees to roll over their vested interests in cash and together with any loans in the Seller DC Plan to a Purchaser DC Plan if such rollover is elected in accordance with applicable Law by such Transferred Employee. The Purchaser shall cooperate, or cause one of its Affiliates to cooperate, with the Seller in providing information to the Transferred Employees regarding rollovers of their interests from the Seller DC Plan to a Purchaser DC Plan.

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(g)               On or prior to the Closing Date, the Seller or its Subsidiaries shall, effective as of the Closing Date, transfer and assign the collective bargaining agreements to which the Seller or any of its Subsidiaries is a party relating to any Transferred Employees (the “Labor Agreements”) to the Purchaser or the Affiliate of the Purchaser that will employ the relevant Transferred Employees. The Purchaser shall, or shall cause such applicable Affiliate to, adopt and assume the Labor Agreements and recognize the unions that are party to the Labor Agreements with respect to the Transferred Employees. From the Closing Date, the Purchaser or its relevant Affiliate shall be solely responsible for all duties, obligations and Liabilities related to the Labor Agreements. The Purchaser hereby acknowledges that it has been notified of the existence of each of the Labor Agreements to the extent required by, and in accordance with, the relevant terms and conditions of each such Labor Agreement.

(h)               To the extent permissible under applicable Law, (a) the Purchaser shall treat the Purchaser or its applicable Affiliate as a “successor employer” and the Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees for purposes of taxes imposed under the U.S. Federal Unemployment Tax Act and the U.S. Federal Insurance Contributions Act and (b) both the Seller and the Purchaser shall cooperate in good faith and use commercially reasonable efforts (including by exchanging information on a reasonably timely basis) to avoid the restart of taxes imposed under the U.S. Federal Insurance Contribution Act and U.S. Federal Unemployment Tax Act.

(i)                 The Seller shall terminate the employment of each Offeree Employee who has not affirmatively accepted the offer of employment from the Purchaser or its Affiliates made in accordance with the terms of Section 6.2(a) above, effective as of the Closing Date. From and after the Closing, the Purchaser shall assume, and indemnify and hold the Seller and its Subsidiaries harmless against, all Liabilities for severance pay or separation benefits payable to any Offeree Employee who has not accepted an offer of employment from Purchaser that was made in accordance with this Article VI in connection with any termination of such Offeree Employee’s employment on the Closing Date (“Severance Liabilities”), including any Losses and Liabilities arising on or after the Closing with respect to such Offeree Employees’ termination of employment under the Worker Adjustment and Retraining Notification Act of 1988 and any applicable state or local equivalent (collectively, “WARN”) or any other applicable Law. The Parties agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated by this Agreement and to provide any such notice that may be required.

(j)                 Unless otherwise required by applicable Law, none of the Seller or any of its Subsidiaries shall offer or agree to pay any severance pay or benefits to any Offeree Employee in excess of the amounts required to be paid to such Offeree Employee in accordance with the applicable Employee Plan listed on the Disclosure Schedules.

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(k)               From and after the Closing (or the applicable Employment Commencement Date, if later), the Purchaser shall, or shall cause one of its Subsidiaries to, assume all Liabilities in respect of any and all accrued but unused vacation and sick leave (in each case, to the extent not required to be paid out by the Seller and its Affiliates in connection with the transactions contemplated hereby) of each Transferred Employee and each former Transferred Entity Employee, in each case, to the extent such Liabilities are accrued as current liabilities in Closing Net Working Capital.

(l)                 From and after the date hereof through the Closing, the Seller and its Subsidiaries shall, and shall cause their respective Affiliates and employees and agents to, provide all reasonable assistance to the Purchaser or its Affiliates in facilitating access to the Business Employees and other service providers of the Business and, to the extent applicable, their appropriate Representatives, with a view to the Purchaser seeking to agree to terms and conditions of employment with such employees or retention of other service providers to be effective from the Closing Date. From and after the date hereof, the Seller and its Subsidiaries shall, and shall cause their respective Affiliates and employees and agents to use commercially reasonable efforts to assist the Purchaser, its Affiliates and their respective Representatives, and to provide all such documentation and information as may be required by the Purchaser, its Affiliates and their respective Representatives, in each case, in connection with the hiring of the Business Employees, including taking all actions necessary to assist the Purchaser, its Affiliates and their respective Representatives with the hiring and transitioning of any such employees, and the transitioning of related payroll, accounting, tax and other functions.

(m)             From and after the date of this Agreement until the Closing Date, the Seller shall consult the Purchaser before distributing any communications to any Business Employee to the extent materially relating to post-Closing terms of employment. The Seller shall provide the Purchaser with advance copies of, and a reasonable opportunity to comment on, all such communications.

(n)               Neither the Purchaser nor any of its Affiliates shall be obligated to continue to employ any Transferred Employee for any period of time following the Effective Time. Subject to any obligations under this Agreement, (i) the Purchaser or its Affiliates may revise, amend or terminate any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any Employee Plan and (iii) no provision of this Article VI shall create any third party beneficiary rights in any Business Employee or Transferred Employee (including any beneficiary or dependent of such Business Employee or Transferred Employee) in respect of continued employment (or resumed employment) or any other matter.

Section 6.3            AIP Retention Bonus Payments. The Seller shall pay, or shall cause to be paid, on the Closing Date (or as soon as practicable thereafter), but in all events no later than the first regularly scheduled payroll date that is no less than three (3) Business Days following the Closing Date, all amounts payable to each Business Employee pursuant to each retention agreement by and between the Seller and a Business Employee providing for a guaranteed minimum annual incentive plan bonus (the “AIP Retention Bonus Amounts”), in each case, in accordance with the terms of such retention agreement. Seller acknowledges and agrees that the consummation of the transaction contemplated by this Agreement shall be deemed a sale of the business segment for which each Business Employee primarily provides services for all purposes pursuant to such retention agreements.

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Article VII
Conditions to Closing

Section 7.1            Conditions to Obligations of Each Party. The respective obligations of each Party hereunder to consummate the Sale shall be subject to the fulfillment (or, if legally permissible, mutual written waiver by the Seller and the Purchaser), prior to or at the Closing, of each of the following conditions:

(a)               At least twenty (20) days shall have elapsed since the mailing of the Information Statement to the stockholders of the Seller and the consummation of the Sale shall be permitted under Regulation 14C of the Securities Exchange Act of 1934 (the “Exchange Act”) (including Rule 14c-2 promulgated under the Exchange Act).

(b)               No Governmental Order that prohibits the consummation of the Sale shall have been entered and shall continue to be in effect.

(c)               The Seller shall have received or obtained and delivered to the Purchaser duly executed copies of customary documentation from the applicable administrative and/or collateral agent under the Credit Agreements that are effective as of the Closing, releasing all Liens and terminating all obligations under the Credit Agreements, in each case, with respect to the Purchased Assets and the Transferred Entities, in form and substance reasonably satisfactory to the Seller and the Purchaser.

Section 7.2            Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Sale shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)               (i) The representations and warranties of the Seller contained in Section 3.1, Section 3.2(a), Section 3.3(a), the last two sentences of Section 3.3, and Section 3.21 shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period) and (ii) each of the other representations and warranties contained in Article III shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein) in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), except in the case of this clause (ii) where the failure to be so true and correct would not have a Material Adverse Effect.

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(b)               The covenants and agreements of the Seller to be complied with on or prior to the Closing pursuant to the terms of this Agreement (other than those set forth in Section 5.18) shall have been complied with in all material respects.

(c)               Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d)               The Purchaser shall have received at the Closing a certificate, dated as of the Closing Date and executed by a duly authorized officer of the Seller, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)               The Purchaser shall have received each of the items and documents required to be delivered pursuant to Section 2.4.

Section 7.3            Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Sale shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)               (i) The representations and warranties of the Purchaser contained in Section 4.1 and Section 4.7 shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), and (ii) each of the other representations and warranties contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar materiality qualifiers set forth therein) in all respects as of the Closing as though made on and as of the date hereof and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), except in the case of this clause (ii) where the failure to be so true and correct would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(b)               The covenants and agreements of the Purchaser to be complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been complied with in all material respects.

(c)               The Seller shall have received at the Closing a certificate, dated as of the Closing Date and executed by a duly authorized officer of the Purchaser, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)               The Seller shall have received each of the items and documents required to be delivered pursuant to Section 2.5.

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Section 7.4            Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s breach of (or, as applicable, such Party’s failure to perform or comply with) its representations, warranties, covenants or obligations under this Agreement.

Article VIII
Survival, R&W Insurance and Indemnification

Section 8.1            Survival of Representations and Warranties and Covenants.

(a)               The representations and warranties set forth in Article III and Article IV shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to the representations and warranties set forth in Article III and Article IV.

(b)               After the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement set forth in this Agreement to be performed prior to the Closing. The covenants and agreements set forth in this Agreement that contemplate actions (or inaction) to be taken (or not taken) after the Closing (each, a “Post-Closing Covenant”) shall survive in accordance with their terms.

(c)               Notwithstanding anything to the contrary herein (including the foregoing provisions of this Section 8.1), nothing herein or otherwise shall be deemed to limit or inhibit the rights of the Purchaser or any of its Affiliates (i) against the Seller or its Affiliates with respect to Fraud, (ii) against any insurer under any R&W Insurance Policy or (iii) under any Ancillary Agreement (other than any Closing certificate required to be delivered at or prior to the Closing pursuant to Section 7.2(d) or Section 7.3(c)), and in no event shall the Purchaser or any of its Affiliates be deemed to have waived, released or relinquished any of such rights.

Section 8.2            R&W Insurance Policy. The Parties acknowledge that, at the Closing, the Purchaser may obtain and bind a purchaser-side representations and warranties insurance policy with respect to the representations and warranties set forth in Article III (a “R&W Insurance Policy”). The Purchaser acknowledges and agrees that any R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Seller or any of its Representatives (except in the case of fraud by the Seller with respect to the representations and warranties set forth in Article III) and the Seller and its Representatives shall be third party beneficiaries of such waiver. Any costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Purchaser’s broker, Taxes related to such policy and other fees and expenses of such policy shall be borne by the Purchaser.

Section 8.3            Indemnification by the Seller. From and after the Closing Date, the Purchaser and its Affiliates and their respective officers, directors, employees, successors and permitted assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller from and against any and all Losses to the extent arising out of or resulting from (a) any breach of any Post-Closing Covenant by the Seller or its Subsidiaries or (b) any Excluded Asset or Excluded Liability.

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Section 8.4            Indemnification by the Purchaser. From and after the Closing Date, the Seller and its Subsidiaries and their respective officers, directors, employees, successors and permitted assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses to the extent arising out of or resulting from:

(a)               any breach of any Post-Closing Covenant by the Purchaser; or

(b)               any Purchased Asset or Assumed Liability.

Section 8.5            Notice of Loss; Third Party Claims.

(a)               An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, as promptly as reasonably practicable following (and in any event within thirty (30) days of) such determination, including a reasonably detailed description of the facts alleged to constitute the basis of such claim, stating the amount or estimated amount of the Loss, if known or reasonably ascertainable, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)               If an Indemnified Party shall receive notice from a third party of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it which could reasonably be expected to give rise to a claim for Loss under this Article VIII, as promptly as reasonably practicable following (and in any event within thirty (30) days of) the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the defenses or other rights available to the Indemnifying Party are actually and materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party not be entitled to assume and control the defense of such Third Party Claim, and shall be liable for the fees and expenses of counsel to the Indemnified Party in defending such Third Party Claim, if, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, (C) such Third Party Claim seeks non-monetary relief (including injunctive or other equitable relief) or (D) there is a criminal or regulatory enforcement Action brought by any Governmental Authority, or any other dispute involving the Indemnified Party, on the one hand, and any Governmental Authority, on the other hand. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as may be reasonably requested by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.5 or if the Indemnifying Party does not assume and conduct the defense of any Third Party Claim, the Indemnified Party may continue to defend such Third Party Claim at the sole cost of the Indemnifying Party, and the Indemnifying Party may participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense.

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(c)               The Indemnified Party shall not settle any matter relating to a Third Party Claim, consent to the entry of any Governmental Order or make an admission of fact with a comparable effect without the prior written consent of the Indemnifying Party. Conversely, in exercising its right of control in accordance with Section 8.5(b), the Indemnifying Party shall not settle a Third Party Claim, consent to the entry of any Governmental Order or admit a fact with a comparable effect without the prior written consent of the Indemnified Party, except if and to the extent such settlement provides for (A) the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, (B) there is no finding or admission of any violation of Law, any violation of the rights of any Person or any other wrongdoing by the Indemnified Party and (C) the sole relief provided is monetary damages for which the Indemnified Party will have no obligation of payment. The Party controlling the defense of any Third Party Claim shall promptly notify the other Party of each settlement offer with respect to the Third Party Claim.

Section 8.6            Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.

Section 8.7            Exclusive Remedy. From and after the Closing, except with respect to Fraud or under any Ancillary Agreement (other than any Closing certificate required to be delivered at or prior to the Closing pursuant to Section 7.2(d) or Section 7.3(c)), (i) this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties (including the Purchaser and the Seller) in connection with this Agreement and the transactions contemplated hereby, (ii) neither the Purchaser nor the Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Purchased Assets and the Equity Interests pursuant hereto, except pursuant to the indemnification provisions set forth in this Article VIII and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to the subject matter of this Agreement, in each case, that it may have against the other Party and its Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article VIII or in respect of Fraud; provided, however, that nothing in this Section 8.7 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of)  Section 2.6, Section 2.7, Section 2.10, Section 5.11 or  Section 10.14; provided, further, that nothing herein shall prevent any Purchaser Indemnified Party from seeking recovery, or recovering, under the R&W Insurance Policy in accordance with its terms.

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Article IX
Termination

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by either the Purchaser or the Seller if the Closing shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement under this Section 9.1(a) shall not be available to the Purchaser if the Purchaser’s failure to fulfill any of its material obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, the failure of the Closing to occur on or prior to such date;

(b)               by either the Purchaser or the Seller in the event that (i) any Law (it being understood, for the avoidance of doubt, that Governmental Orders are addressed in the following clause (ii) and not this clause (i)) is enacted and has become effective that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if such Party’s failure to fulfill any of its material obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, such Governmental Order;

(c)               by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), which breach (i) cannot be cured by the Outside Date or (ii) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and twenty (20) Business Days after the giving of written notice by the Seller to the Purchaser specifying such breach; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Seller is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(d)               by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), which breach (i) cannot be cured by the Outside Date or (ii) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and twenty (20) Business Days after the giving of written notice by the Purchaser to the Seller specifying such breach; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Purchaser is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

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(e)               by the Seller if the Merger Agreement shall have been validly terminated in accordance with its terms and the Seller delivers written notice thereof to the Purchaser within one (1) Business Day of such valid termination of the Merger Agreement; or

(f)                by the mutual written consent of the Seller and the Purchaser.

Section 9.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party; provided that (a) the provisions set forth in Section 5.3(a), Section 5.3(b), Section 5.10(c) and Article X shall remain in effect and (b) nothing herein shall relieve any Party from liability for any Willful Breach or Fraud occurring prior to such termination. The Parties agree that any failure of the Purchaser to consummate the transactions contemplated by this Agreement in accordance with Section 2.3(a), notwithstanding the Purchaser’s compliance with its other obligations under this Agreement or any unavailability of the Acquisition Financing, shall constitute a Willful Breach of this Agreement.

Article X
General Provisions

Section 10.1        Payments.

(a)               Any payments to be made under this Agreement shall be made by irrevocable wire transfer on the relevant due date in immediately available funds. Payments to the Seller shall be made to such bank account in the United States of America hereafter designated by the Seller to the Purchaser at least three (3) Business Days before a payment by the Purchaser to the Seller becomes due and payable (such bank account, the “Seller Bank Account”) and payments to the Purchaser shall be made to such bank account in the United States of America hereafter designated by the Purchaser to the Seller at least three (3) Business Days before any payment by the Seller to the Purchaser becomes due and payable (such account, the “Purchaser Bank Account”).

(b)               Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(c)               Neither the Seller nor the Purchaser shall be entitled to exercise any right of set-off or retention against any claims of the Purchaser or the Seller, respectively, for payment or any other claim of the Purchaser or the Seller, respectively, under or in connection with this Agreement.

Section 10.2        Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 10.3        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given, delivered and/or provided when delivered personally by hand or by overnight courier or other method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, no notice of non-delivery is generated), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

(a)               If to the Seller:

Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192
Attention: Charles J. Hansen, Vice President, General Counsel and Secretary

Email: Charles.Hansen@shos.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: 212-848-7179
Attention: Rory B. O’Halloran; Cody L. Wright
Email: rory.o’halloran@shearman.com;
cody.wright@shearman.com

(b)               If to the Purchaser:

Franchise Group Newco S, LLC
c/o Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454
Attention: Michael S. Piper
Email: msp@libtax.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Email: rleaf@willkie.com
Attention: Russell L. Leaf

(c)               If to Parent:

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Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454
Attn: Michael S. Piper
Email: msp@libtax.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Email: rleaf@willkie.com
Attention: Russell L. Leaf

Section 10.4        Public Announcements. The Seller and the Purchaser will make a joint initial press release promptly following the execution of this Agreement, which press release shall be mutually agreed. Thereafter, no Party shall, and each Party shall not and shall cause its controlled Affiliates not to, issue any press release or public announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless such Party determines, after consulting with counsel, that disclosure is required by applicable Law (including the rules and regulations of the SEC, and applicable rules of any securities exchange on which the Seller’s or the Purchaser’s securities are traded); provided that each Party shall be permitted to make disclosures or announcements that are substantially consistent with such joint initial press release. If a Party so determines that disclosure of such information is required by applicable Law, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect thereto prior to making such disclosure.

Section 10.5        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.6        Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.7        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided that the Purchaser may collaterally assign any of its rights to a Debt Financing Source and the Seller may collaterally assign any of its rights to its secured financing providers; provided, further, that the Purchaser may assign any of its rights or obligations under this Agreement to an Affiliate if such assignment will not result in any non-de minimis delay in the consummation of the Sale or any incremental non-de minimis liabilities, costs or expenses for which the Seller or any of its Affiliates would be responsible, and no such assignment shall release the Purchaser from its obligations hereunder and, if the Purchaser assigns the right and obligation to enter into any Ancillary Agreement at the Closing to any of its Affiliates, then the Purchaser shall be liable for all obligations of such Affiliate under such Ancillary Agreement.

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Section 10.8        Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.9. Notwithstanding anything herein to the contrary, no Debt Financing Provision may be amended, supplemented, changed or waived without the consent of the Debt Financing Sources.

Section 10.9        Waiver. Either the Seller, on the one hand, or the Purchaser, on the other hand, may (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.10    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding the foregoing, each of the Debt Financing Sources shall be an express third party beneficiary with respect to this Section 10.10, Section 10.8, Section 10.12(b), Section 10.13 and Section 10.16 (such provisions, collectively, the “Debt Financing Provisions” and each other Non-Recourse Party shall be an express third party beneficiary with respect to this Section 10.10 and Section 10.16.

Section 10.11    Governing Law. This Agreement and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

Section 10.12    Submission to Jurisdiction.

(a)               Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of any such Action may be heard and determined in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action brought in accordance with this Section 10.12.

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(b)               Notwithstanding the foregoing, each of the Parties agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including any dispute arising out of or relating to the Debt Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof.

Section 10.13    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.13.

Section 10.14    Specific Performance.

(a)               The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, subject to the limitations in Section 10.14(b), each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

(b)          Notwithstanding Section 10.14(a), it is acknowledged and agreed that the right of the Company to a remedy of specific performance to enforce Parent’s or the Purchaser’s obligation to cause the Equity Financing to be funded and to consummate the Closing will be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (iii) Parent or the Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3; and (iv) the Company has irrevocably confirmed in a written notice to the Purchaser that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s or the Purchaser’s obligation to cause the Equity Financing to be funded or to complete the Closing if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

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Section 10.15    Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.16    Non-Recourse.

(a)               Except with respect to Actions arising under the R&W Insurance Policy or any Ancillary Agreement, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties and signatories hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a named party and signatory to this Agreement, including any past, present or future director, officer, employee, incorporator, manager, member, current or future direct or indirect equityholder, controlling person, trustee, partner, stockholder, Affiliate, agent, attorney or other representative of the Purchaser (including any Vintage Person (other than the Investor to the extent set forth in the Equity Commitment)), the Debt Financing Sources, their respective Affiliates and any of their Representatives, partners, managers, members or equityholders) or the Seller, of any Affiliate of any Party or of any ESL Person, or any of their successors or permitted assigns (collectively, “Non-Recourse Parties”), shall have any liability for any obligations or liabilities of any Party under this Agreement or for any Action based on, in respect of or by reason of the transactions contemplated hereby, including any alleged nondisclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(b)               Without limiting clause (a) above and without limiting any rights the Purchaser may have against any Debt Financing Source under the Debt Commitment Letters, no Debt Financing Source who is not a party to this Agreement shall have any liability to the Seller or any of its Affiliates for any obligations or liabilities of the Purchaser or for any claim (whether at law or in equity, tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without prejudice to the Seller’s rights in Section 5.10(a), in no event shall the Seller or any of its Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or (ii) seek to enforce the Debt Financing or the Debt Commitment Letters against, make any claims for breach of the Debt Financing or the Debt Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source for any reason, including in connection with the Debt Financing or the Debt Commitment Letters or the obligations of the Debt Financing Sources thereunder.

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Section 10.17    Guaranteed Obligations; Additional Obligations.

(a)               Parent hereby guarantees the full and punctual performance and payment when due of all covenants and obligations and sums due and owing to the Seller by the Purchaser pursuant to this Agreement, in each case, on or prior to the Closing (collectively, the “Guaranteed Obligations”). In addition to the Guaranteed Obligations, Parent independently agrees to (i) make or cause to be made the Equity Contribution (as defined in, and as contemplated by, the Debt Commitment Letter) prior to the Closing, (ii) maintain in effect and satisfy on a timely basis all conditions set forth in the Equity Commitment within Parent’s control in accordance with the terms and subject to the conditions thereof, (iii) if required to satisfy the Closing Payment, draw upon and consummate the Equity Financing at or prior to the Closing, subject to the terms and conditions of the Equity Commitment, and (iv) if required to satisfy the Closing Payment, at the request of the Seller, enforce its rights under the Equity Commitment to draw upon and consummate the Equity Financing, subject to the terms and conditions of the Equity Commitment ((i) through (iv) collectively, the “Additional Obligations”). Parent’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligations and the Additional Obligations have been paid or performed in full. Notwithstanding anything to the contrary herein, following the earlier to occur of the consummation of the Closing and the termination of this Agreement pursuant to its terms, Parent shall have no further liability or obligation under this Agreement; provided that, in the case of a termination of this Agreement resulting from a Willful Breach of this Agreement by the Purchaser, Parent’s obligations in respect of such Willful Breach shall survive until such matter is finally resolved.

(b)               The guarantee set forth in Section 10.17(a) is absolute, unconditional and irrevocable and constitutes a guarantee of payment, performance and discharge and not merely of collection. Such guarantee shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense for any reason whatsoever. Except as provided in the last sentence of Section 10.17(a), Parent shall have no right to terminate such guarantee or to be released, relieved or discharged from the Guaranteed Obligations or the Additional Obligations for any reason whatsoever.

(c)               Parent hereby agrees that a separate action may be brought against it whether or not an action is commenced against the Purchaser with respect to any of the Guaranteed Obligations. Except as provided in the last sentence of Section 10.17(a), it is the intention of the Parties that Parent shall remain liable as principal until the full amount of all sums payable with respect to the Guaranteed Obligations, if any, have been fully paid, and the Guaranteed Obligations have been fully performed.

(d)               Parent hereby represents and warrants to the Seller as follows:

(i)                 Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized by all requisite action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

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(ii)              The execution, delivery and performance by Parent of this Agreement and the consummation of its obligations hereunder do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Parent, (b) conflict with or violate any Law or Governmental Order applicable to Parent or its assets, properties or businesses or (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Parent is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Parent to carry out its obligations under this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles Hansen Name: Charles Hansen Title: Vice President, General Counsel and Secretary

FRANCHISE GROUP NEWCO S, LLC

By:	/s/ Michael S. Piper Name: Michael S. Piper Title: Chief Financial Officer

LIBERTY TAX, INC.,

solely for purposes of Section 10.17

By:	/s/ Michael S. Piper Name: Michael S. Piper Title: Chief Financial Officer

[Signature Page to Equity and Asset Purchase Agreement]